147913.004(B&F)


As filed with the Securities and Exchange Commission on  December 8, 1995
                                                       Registration No. 33-63277


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           OCEANIC EXPLORATION COMPANY
              (Exact name of small business issuer in its charter)

             Delaware                              1330                    84-0591071
  (State or other jurisdiction of      Primary Standard Industrial      (I.R.S. Employer
   incorporation or organization)      Classification Code Number      Identification No.)

                       5000 South Quebec Street, Suite 450
                             Denver, Colorado  80237
                                 (303) 220-8330
   (Address and telephone number, of registrant's principal executive offices)

                           CHARLES N. HAAS, PRESIDENT
                           OCEANIC EXPLORATION COMPANY
                       5000 South Quebec Street, Suite 450
                             Denver, Colorado  80237
                                 (303) 220-8330
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             RICHARD T. BEARD, ESQ.
                             WILLIAM D. MARSH, ESQ.
                        Ballard Spahr Andrews & Ingersoll
                        201 South Main Street, Suite 1200
                            Salt Lake City, UT  84111

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Thirty days after the effective date of this Registration Statement.

                       CALCULATION OF REGISTRATION FEE

                                             PROPOSED             PROPOSED
                                             MAXIMUM              MAXIMUM
  TITLE OF SECURITIES       AMOUNT TO       OFFERING PRICE         AGGREGATE             AMOUNT OF
    TO BE REGISTERED      BE REGISTERED       PER SHARE         OFFERING PRICE(1)     REGISTRATION FEE
  -------------------   ----------------    --------------      -----------------     ----------------
  Common Stock          6,001,000 Shares         $.10               $600,100               $206.93

-------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED DECEMBER 8, 1995

                               6,001,000 Shares

                          OCEANIC EXPLORATION COMPANY

                                 COMMON STOCK
                              ($.0625 PAR VALUE)


     As more fully set forth herein, Oceanic Exploration Company (the "Company") is offering to the holders of its Common Stock, $.0625 par value (the "Common Stock") the right to subscribe for additional shares of Common Stock (the "Rights Offering") on the basis of 1.5325 shares of Common Stock for each share of Common Stock held of record at the close of business on December __, 1995 [insert effective date of Registration Statement] (the "Rights"). The Rights, including the Over-subscription Privilege, may not be transferred, divided, combined, purchased or sold.

     THE RIGHTS WILL EXPIRE AT 5:00 P.M., DENVER, COLORADO TIME ON __________, 1996 [INSERT DATE 30 DAYS AFTER EFFECTIVE DATE OF REGISTRATION STATEMENT]. FAILURE TO EXERCISE RIGHTS COULD RESULT IN SUBSTANTIAL DILUTION TO NON-EXERCISING STOCKHOLDERS. SEE "RISK FACTORS-DILUTION OF NON-EXERCISING STOCKHOLDERS." EXERCISING STOCKHOLDERS WILL BE ENTITLED TO AN OVER-SUBSCRIPTION PRIVILEGE BY EXERCISING ALL OF THEIR RIGHTS. THE OVER-SUBSCRIPTION PRIVILEGE MUST BE EXERCISED, IF AT ALL, AT THE TIME THE RIGHTS ARE EXERCISED. SEE "PLAN OF DISTRIBUTION - RIGHTS OFFERING -- OVER-SUBSCRIPTION PRIVILEGE."

     The Common Stock is listed on The Pacific Stock Exchange under the symbol OXC. The Company has been notified that trading in its Common Stock has been suspended and is subject to delisting procedures. SEE "RISK FACTORS-SUSPENSION OF TRADING AND POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE" and "DESCRIPTION OF CAPITAL STOCK." The reported closing price of the Common Stock on October 3, 1995 was $.25. SEE "MARKET FOR COMMON EQUITY."

                               _______________


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH IN "RISK FACTORS." SEE "RISK FACTORS."






         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _______________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                             UNDERWRITING
                            PRICE TO         DISCOUNTS AND        PROCEEDS TO
                             PUBLIC           COMMISSIONS         COMPANY (1)
                          ------------       -------------        -----------

Per Share ...............    $.10                  N/A             $.10

Total ...................  $600,100                N/A           $600,100


(1) Before deducting estimated expenses of the offering of $70,000 payable by the Company.


                               ________________


          The Rights Offering is being made on an all or none basis, which means that if all 6,001,000 shares of Additional Common Stock offered are not subscribed for, no subscriptions will be accepted and all subscriptions will be returned. However, each stockholder will be allowed to exercise less than all of the Rights granted to that stockholder. The Company has obtained the commitment of International Hydrocarbons, its principal stockholder, to purchase all unsubscribed for Additional Common Stock. Accordingly, International Hydrocarbons will be allowed to subscribe for all unsubscribed for Additional Common Stock. SEE "PLAN OF DISTRIBUTION-RIGHTS OFFERING" AND "RISK FACTORS-DILUTION OF NON-EXERCISING STOCKHOLDERS."

                               ________________


               The date of this Prospectus is December 8, 1995

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

THE COMPANY

     The Company was incorporated in 1969 and has been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage and in conducting exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company conducts its operations directly or through wholly-owned subsidiaries. The term "concession" is used herein to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. When a discovery of oil or gas occurs, the Company has pursued the development of reserves and the production of oil or gas to the extent considered economically feasible and has financed development by farming out or selling a portion of its interest in the discovery. The Company's property interests are located in the North Aegean Sea, offshore Greece ("Prinos") and in the East China Sea. The Company has identified a prospect in Bolivia, has prepared a preliminary plan for exploration and is attempting to find participants to finance the exploration costs. Since 1994 the Company has not been able to participate in active operations and exploration and development, other than limited activities in Bolivia to the extent funding is available, and has concentrated its efforts on the litigation regarding Prinos. SEE "BUSINESS OF THE COMPANY."


     The Company's only significant source of revenue, its 15% net profit interest in certain oil and gas producing areas offshore Greece ("Prinos Interest"), is currently the subject of litigation. The prospects for the Company continuing as a going concern are dependent on obtaining a favorable judgment or settlement in the litigation and collecting or enforcing the judgment or settlement. Since litigation commenced and through November 1995, payments under the Prinos Interest were suspended. The Company funded its operations through draws against the line of credit established with NWO Resources, Inc. ("NWO"), the parent of the Company's principal stockholder. Prior to the end of fiscal year 1995, the Company's credit line was exhausted and the Company had no resources to make monthly interest payments on the advances under the line of credit.

     On September 19, 1995, the Company entered into a Modification Agreement with NWO (the "Modification Agreement"). SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT." The Modification Agreement provides for limited funding of litigation expenses and temporary relief from any collection actions by NWO. The Modification Agreement also allows the Company to retain up to $200,000 of any proceeds received from its Prinos Interest for general working capital purposes. The Modification Agreement does not provide any further funding for operating expenses of the Company other than limited funding of the litigation with respect to the Prinos Interest.

     Future operations of the Company, reimbursements of advances for legal fees in connection with the litigation of its Prinos Interest and payment of accounts payable as funds are available will be funded by this Rights Offering. The Company estimates that the funding provided from the Rights Offering will be sufficient to fund the litigation through June 30, 1996 (including repayment of advances from NWO for litigation expenses), the date by which time the Company anticipates a judgment will be rendered in the litigation, and to fund limited operations through December 1996. There is no assurance that the proceeds of the Rights Offering will be sufficient to fund the Company's operations until the Company is able to resolve the litigation and collect a judgment or settlement. SEE "USE
OF PROCEEDS" AND "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

     The Company's business activities involve only one industry segment, oil and gas exploration and development.

     The Company employs six people, four of whom are full-time employees. The full-time employees also provide services to two related entities pursuant to management agreements entered into by the Company and those entities. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     The Company's principal executive offices are located at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237, and its telephone number is (303) 220-8330.

THE RIGHTS OFFERING

Common Stock Offered                    6,001,000 shares

Terms 1.5325 shares of Additional Common Stock for each share of Common Stock owned on the Record Date, rounded up to the nearest whole share.

Subscription Price                      $.10 per share

Expiration Date of Rights               ________ __, 1996 [insert date 30
                                        days after effective date of
                                        Registration Statement], 5:00 p.m.,
                                        Denver Colorado time.

Use of Proceeds                         The Company intends to use the net
                                        proceeds of the Rights Offering to
                                        repay advances to fund litigation
                                        expenses, to fund operations and to
                                        pay accounts payable as funds are
                                        available.

SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data of the Company. The summary financial data in the table is derived from the financial statements of the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.



                                       YEAR ENDED MARCH 31,       SIX MONTHS ENDED SEPTEMBER 30,
                                       --------------------       ------------------------------
                                         1995          1994            1995           1994
                                         ----          ----            ----           ----
 STATEMENT OF EARNINGS DATA:

 Revenue . . . . . . . . . . .       $  321,495       835,329        202,243       506,023

 Costs and Expenses  . . . . .       $1,195,369     1,153,304        588,892       600,996

 Loss before Income Taxes  . .       $ (873,874)     (317,975)      (386,649)      (94,973)

 Net Loss  . . . . . . . . . .       $ (796,602)     (448,746)      (327,449)     (175,169)

 Net Loss per Share
   of Common Stock . . . . . .       $     (.20)         (.11)          (.08)         (.04)




                                        MARCH 31, 1995             SEPTEMBER 30, 1995
                                        --------------             ------------------
                                            ACTUAL              ACTUAL     AS ADJUSTED(1)
                                            ------              ------     --------------
 BALANCE SHEET DATA:

 Net working capital (deficit) . .       $(2,554,850)          (803,074)      (272,974)
 Total assets  . . . . . . . . . .       $ 1,557,322          1,357,928      1,888,028

 Stockholders' deficit . . . . . .       $(2,007,281)        (2,334,730)    (1,804,630)



(1) As adjusted to give effect to the sale of 6,001,000 shares of Common Stock offered hereby at an assumed offering price of $.10 per share and the application of the estimated net proceeds therefrom. SEE "USE OF PROCEEDS" AND "CAPITALIZATION."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus, which constitutes a part of a registration statement on Form SB-2 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents. The Registration Statement, including exhibits and schedules filed therewith, and the reports, proxy statements and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in Chicago, Illinois and New York, New York, at prescribed rates. The Company's Common Stock is listed on The Pacific Stock Exchange, and copies of the reports, proxy statements and other information filed by the Company can be inspected at such exchange. SEE "RISK FACTORS-SUSPENSION OF TRADING AND POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE."


                               RISK FACTORS

     Prospective purchasers of shares of Common Stock should carefully read the entire Prospectus. Purchasers should consider, among other things, the following factors which make an investment in the Company extremely high risk:

     RECURRING MATERIAL NET LOSSES. The Company has suffered recurring material net losses and losses from operations during the most recent interim period and in recent fiscal years. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     OFFERING PRICE NOT BASED ON ACTUAL VALUE. The price at which the Common Stock is being sold to the stockholders is not based on an independent valuation of the Company or its assets or other recognized criteria of investment value. The Subscription Price for the Common Stock was negotiated with NWO, the parent company of International Hydrocarbons, the Company's principal stockholder. The Subscription Price is based on the highest price at which International Hydrocarbons would agree to purchase all Common Stock not subscribed for by other stockholders. It does not indicate that the Common Stock has a value of or could be resold at the Subscription Price. SEE "DETERMINATION OF OFFERING PRICE."

     GOING CONCERN DEPENDENT ON LITIGATION - AUDITOR'S REPORT QUALIFIED
WITH RESPECT TO GOING CONCERN. The Company's only significant source of revenue, its Prinos Interest, is currently the subject of litigation. The prospects for the Company continuing as a going concern are dependent on obtaining a favorable judgment or settlement in the litigation and collecting or enforcing the judgment or settlement. While the Company believes there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. Furthermore, there are no assurances that the Company will be able to collect on a successful judgment or settlement of the pending litigation. If the Company is not able to obtain a favorable judgment or settlement and collect on the judgment or settlement, the Company may be forced to liquidate its assets, and in such case, little if any assets will be available for distribution to shareholders. The report of the Company's independent auditors for the most recently completed fiscal year states that the financial statements were prepared assuming that the Company will continue as a "going concern". However, the report expresses substantial doubt about the Company's ability to continue as a going concern. The financial statements do not contain any adjustments that may be necessary if the Company is unable to continue as a going concern.
The auditor's report also indicates that no provision for any liability or loss that may result upon adjudication of the lawsuit with Denison
Mines Limited ("Denison") is made in the financial statements and that the outcome of that lawsuit is uncertain. SEE "LEGAL
PROCEEDINGS," "BUSINESS OF THE COMPANY" AND "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     LOANS FROM NWO DUE DECEMBER 31, 1996. Pursuant to the Modification Agreement, the Company must repay $2,000,000 plus accrued interest to NWO by December 31, 1996. On November 30, 1995, the Company paid NWO $610,522. $92,402 was applied to accrued interest and $518,120 was applied to the loan leaving an outstanding loan balance of $1,481,880. Beginning in December 1995, all monthly revenue payments received by the Company for its Prinos Interest will be paid to NWO and applied first to accrued interest and then to the outstanding loan balance. If the loan is not repaid when due and if the loan is not extended, of which there is no guarantee, NWO may institute legal proceedings to collect the amounts due. NWO holds a first priority lien on the Company's Prinos Interest and may seek foreclosure of that security interest if the Company is not able to repay the amounts due. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT."

   ADDITIONAL FUNDS NEEDED TO FUND OPERATIONS OVER AN EXTENDED PERIOD. The Company has been dependent upon the Prinos Interest as its primary source of income. From the initiation of the litigation involving the Prinos Interest through November 1995, the Company had not received any revenue applicable to it. The Company had depended on draws on a line of credit facility provided by NWO to fund its operations. NWO is the parent corporation of the Company's principal stockholder, International Hydrocarbons. Prior to the end of fiscal year 1995, the line of credit with NWO was exhausted and the Company had no funds to repay NWO the advances under the line of credit. In December 1995, Denison resumed making payments under the Prinos Interest calculated under the terms of the license agreement as amended in 1993. This reduced amount is not sufficient to fund operations on an ongoing basis. The Company has entered into a Modification Agreement with NWO, which provides for limited forbearance in collection of interest and principal under the NWO line of credit and limited financial assistance to the Company for payment of litigation costs with respect to the Prinos Interest. The Company will require additional funds to pay its litigation costs and continue limited operations. The proceeds of the Rights Offering are intended to fund limited operations, to fund the litigation and to pay accounts payable as funds are available. However, additional funds may also be required in excess of the proceeds of the Rights Offering depending on the cost of litigation, appeals, if any, and the time it may take to collect on a judgment or settlement. Because of the Company's financial condition, there is no assurance that the Company will have adequate funding to complete the litigation or continue operations if the litigation is protracted. Obtaining the additional financing may be difficult and there can be no assurances that the Company will be successful in doing so. The Company has no alternative plans to obtain or commitments to provide additional financing if such financing is necessary. The Company's counsel has been unable to conclude that the likelihood of an adverse determination in the litigation with Denison is remote. Even if the Company is successful in the litigation, there is no guarantee that the Company could collect a judgment from Denison. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     SIGNIFICANT LIABILITIES DUE WITHIN 18 MONTHS. The Company has two significant liabilities that will likely require payment within the next 18 months. First, the Company will be obligated to repay advances made by NWO for the Company's legal fees. This reimbursement is anticipated to be made with the proceeds of this Rights Offering but is due by January 31, 1996. Second, the repayment of the outstanding balance on the NWO line of credit plus accrued interest is due on December 31, 1996. Only if the Company is successful in the litigation and is able to collect funds from Denison or is able to secure funds from other sources will the Company be able to repay the funds borrowed under the NWO line of credit. It is highly unlikely that the Company will be able to secure funds from third parties. The financial statements do not include any adjustments that might result from the uncertainties associated with the outcome of the lawsuit or the ability to raise additional financing. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     SUSPENSION OF TRADING AND POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE. The Company has failed to maintain the minimum standards required by the Pacific Stock Exchange (the "Exchange") to maintain its listing as a Tier II Security on that exchange. On August 25, 1995, the Company was notified that it is subject to the initiation of delisting procedures. Its listing status was reviewed by the Exchange at a meeting of the Equity Listing Committee (the "Committee") held on October 3, 1995. The Company was informed that the Committee had decided to delist its Common Stock. The Committee based its decision upon the Company's deficiencies with respect to the following components of the Exchange's listing maintenance requirements: net tangible assets of at least $500,000, aggregate market value of at least $500,000, and a minimum bid price per share of at least $1. The Company has the right to appeal the decision of the Committee and the Company intends to pursue such an appeal. The Company's Common Stock is suspended from trading as of October 4, 1995 and will remain suspended until the appeals process is completed. The potential delisting of the Company from the Exchange, if it occurs, may have an adverse effect on the market value of the Common Stock. SEE "DESCRIPTION OF CAPITAL STOCK."

     TRADING OF COMMON STOCK MAY BE SUBJECT TO PENNY STOCK RULES. If the Common Stock is delisted from the Pacific Stock Exchange, the Common Stock will be Penny Stock as defined by the Exchange Act. Brokers must comply with complex disclosure rules prescribed by the Exchange Act prior to effecting trades in a Penny Stock. The classification of the Common Stock as a Penny Stock will likely reduce the tradeability of the Common Stock and could result in a reduction in the market value of the Common Stock.

     RIGHTS OFFERING IS MADE ON AN ALL OR NONE BASIS. The Rights Offering is being made on an all or none basis, which means that if all 6,001,000 shares of Additional Common Stock offered are not subscribed for, no subscriptions will be accepted and all subscriptions will be returned. However, each stockholder will be allowed to exercise less than all of the Rights granted to that stockholder. The Company has obtained the commitment of International Hydrocarbons, its principal stockholder, to purchase all unsubscribed for Additional Common Stock. Accordingly, International Hydrocarbons will be allowed to subscribe for all unsubscribed for Additional Common Stock. SEE "PLAN OF DISTRIBUTION-RIGHTS OFFERING."

     PROCEEDS TO BE USED TO REPAY PARENT OF PRINCIPAL STOCKHOLDER. The Company intends to use a portion of the proceeds, up to $103,000 (approximately 19% of the offering proceeds), to repay NWO, the parent of the Company's principal stockholder, for advances made by NWO to the Company to pay legal fees. SEE "USE OF PROCEEDS."

     DILUTION OF NON-EXERCISING STOCKHOLDERS. The Company has received a commitment by International Hydrocarbons, the Company's principal stockholder, to purchase all shares of Additional Common Stock not subscribed for by other stockholders pursuant to the Rights Offering. Consequently, the Company believes that it will sell all Additional Common Stock offered in this Rights Offering. As a result, the effective percentage ownership of any non-exercising stockholder will be reduced by approximately sixty percent. For example, a stockholder that currently owns one percent of the Company and does not exercise its Rights will own approximately four-tenths of one percent after completion of the Rights Offering. If further equity financing is required, additional dilution may take place. If all stockholders fully exercise their Basic Subscription Rights, the effective percentage ownership of each stockholder will remain unchanged. In addition, the Subscription Price of $.10 is substantially less than the price at which the Common Stock has traded during the last twelve months. The effect of the Rights Offering will likely be to decrease the current market value of the Common Stock.


     The Company is currently in a deficit position and will continue to be in a deficit position after the Rights Offering. Proceeds contributed as a result of the Rights Offering will not have a book value after the Rights Offering.

   COMPETITION. The oil and gas industry is competitive, and the Company must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas and mineral exploration and development programs substantially exceeds the available supply, and the Company competes with other exploration and development companies of far greater means for the available funds. Because of the Company's financial condition, the Company is not currently able to participate in exploration and development activities. Even if funds are raised from the offering, the scope of the Company's exploration activities will be constrained by the shortage of funds.

     OIL AND GAS PRODUCTION. Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks which affect not only the concessions themselves but also their salability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas. In addition, there is no guarantee that the Prinos Interest, the Company's principal source of revenue, will continue to produce revenue in the future as it has in the past. While the Prinos Interest includes new wells either drilled or being drilled on or near the Prinos producing field, there is no assurance that these wells will produce significant quantities of oil and gas. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     FOREIGN OPERATIONS. The Company's oil and gas concessions are generally located in territories controlled by foreign governments. As a result the concessions may be subject to the following risks:

          (i) Potential expropriation or nationalization of concessions or facilities by foreign governments;

          (ii) Jurisdictional disputes between foreign governments concerning areas in which the Company's concessions are located;

          (iii) Civil unrest or significant political changes in foreign countries in which the Company holds concessions;

          (iv) Taxation by foreign governments of the Company's income derived within their jurisdiction combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments; and

          (v)  Fluctuations in the price of and the demand for oil and gas.

     Certain of the Company's properties are subject to current disputes between foreign governments which have essentially, in addition to the Company's lack of funds, precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner. SEE "BUSINESS OF THE COMPANY."

     LACK OF DIVIDENDS. The Company has never paid a dividend on its Common Stock and does not intend to do so in the foreseeable future. Any future payment of dividends by the Company is subject to the discretion of the Board of Directors.


     CONTROL BY PRINCIPAL SHAREHOLDER. The principal shareholder of the Company is International Hydrocarbons. International Hydrocarbons currently owns 43.8% of the Common Stock. If all stockholders fully exercise their Basic
Subscription Rights, the effective percentage ownership of each stockholder will remain unchanged. If Basic Subscription Rights are not exercised by any other stockholder, International Hydrocarbons will control approximately 77.8% of the issued Common Stock. Accordingly, International Hydrocarbons will potentially increase its ability to exert significant influence over the policies and affairs of the Company.

                     PLAN OF DISTRIBUTION - RIGHTS OFFERING


     The Company is offering to holders of its outstanding Common Stock of record at the close of business on _______ __, 1995
[insert effective date of Registration Statement](the "Record Date"), the right to subscribe for and purchase 1.5325 shares of Common Stock ("Additional Common Stock") for each share of Common Stock held of record on the Record Date. The Rights may be exercised by executing the Subscription Agreement and by paying $.10 per share ("Subscription Price") as described below.

SUBSCRIPTION EXPIRATION DATE


     The Rights will expire at 5:00 P.M., Denver, Colorado Time on _______ __, 1996 [insert date 30 days after effective date of Registration Statement] (the "Expiration Date"). AS DESCRIBED BELOW, RIGHTS MUST BE EXERCISED, IF AT ALL, BEFORE THE EXPIRATION DATE AFTER WHICH TIME THE RIGHTS WILL BE VOID AND VALUELESS.


BASIC SUBSCRIPTION RIGHTS

     The Rights entitle the holders to subscribe at the Subscription Price of $.10 per share for shares of Additional Common Stock on the basis of 1.5325 shares of Additional Common Stock for each share of Common Stock held on the Record Date (the "Basic Subscription Rights"). The number of shares for which a stockholder may subscribe will be rounded up to the nearest whole share. No fractional shares will be issued. Exercise of the Basic Subscription Rights will also entitle the holders to the Over-Subscription Privilege described below. SEE "OVER-SUBSCRIPTION PRIVILEGE."

METHOD OF EXERCISING RIGHTS


     To exercise the Rights, the holder should fill in Section 1 on the Subscription Agreement and sign and transmit it along with the required payment, in the envelope provided, to the Company at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237. The Subscription Agreement must arrive on or before the Expiration Date.


PAYMENT

    Rights exercised under the Basic Subscription Rights and the Over-Subscription Privilege must be accompanied by payment of the full Subscription Price in U.S. Dollars for all shares. Such payment may be made by mail. Payment may be made by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "Oceanic Exploration Company". Sufficient mailing time should be allowed for the Subscription Agreement and payment to be RECEIVED by the Company before the Expiration Date of the subscription period at 5:00 P.M., Denver, Colorado Time, _______ __, 1996 [insert date 30 days after the effective date of Registration Statement], after which time the Rights will be void and valueless. Payment may also be made by hand delivery to the Company, in cash or by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "Oceanic
Exploration Company".


     The Rights Offering is being made on an all or none basis, which means that if all 6,001,000 shares of Additional Common Stock offered are not subscribed for, no subscriptions will be accepted and all subscriptions will be returned. However, each stockholder will be allowed to exercise less than all of the Rights granted to that stockholder. The Company has obtained the commitment of International Hydrocarbons, its principal stockholder, to purchase all unsubscribed for Additional Common Stock. Accordingly, International Hydrocarbons will be allowed to subscribe for all unsubscribed for Additional Common Stock. SEE "RISK FACTORS-DILUTION OF NON-EXERCISING STOCKHOLDERS."

     The Company reserves the right to reject any Subscription Agreement and payment not properly submitted. The Company has no duty to give notification of defects in any Subscription Agreement and/or payment and will have no liability for failure to give such notification. The Company will return any Subscription Agreement and/or payment not properly submitted.

PURCHASE AND SALE OF RIGHTS

     Rights may not be transferred, divided, combined, purchased or sold.

DELIVERY OF CERTIFICATES

     Certificates for shares of Additional Common Stock issuable on exercise of Rights will be mailed as soon as practicable after the Expiration Date.

OVER-SUBSCRIPTION PRIVILEGE

      If some stockholders do not fully exercise all of their Basic Subscription Rights, the remaining Additional Common Stock will be offered to those holders of Basic Subscription Rights who wish to acquire more than the number of shares to which their Basic Subscription Rights entitle them (the "Over-Subscription Privilege"). Each holder of Basic Subscription Rights who fully exercises Basic Subscription Rights will be entitled to participate in such Over-Subscription Privilege and will be asked to indicate on the Subscription Agreement how many additional shares that stockholder would be willing to acquire pursuant to the Over-Subscription Privilege. Each stockholder wishing to exercise its Over-Subscription Privilege must exercise its Over-Subscription Privilege and must tender payment for the Additional Common Stock subscribed for pursuant to the Over-Subscription Privilege at the time it exercises its Basic Subscription Rights. If there remain sufficient shares of Additional Common Stock after the exercise of Basic Subscription Rights, all over-subscriptions will be honored in full. If there are not sufficient shares of Additional Common Stock to honor all over-subscriptions, the available Additional Common Stock will be allocated among those who over-subscribe based solely on the number of shares subscribed for by each over-subscribing holder pursuant to the Basic Subscription Rights. For example, if after the exercise of the Basic Subscription Rights (1) there remain 150,000 shares of Additional Common Stock that were not subscribed for pursuant to Basic Subscription Rights, (2) two stockholders each indicated that they wished to acquire shares of Additional Common Stock pursuant to the Over-Subscription Privilege, (3) the first stockholder oversubscribed for 150,000 shares and the second stockholder oversubscribed for 200,000 shares and each tendered payment for that number of shares and (4) the first stockholder acquired 100,000 shares pursuant to its full Basic Subscription Rights and the second stockholder acquired 200,000 shares pursuant to its full Basic Subscription Rights; then the first stockholder would be entitled to one-third or 50,000 shares of the Additional

Common Stock and the second stockholder would be entitled to two-thirds or 100,000 shares of the Additional Common Stock.

     The percentage of remaining shares of Additional Common Stock each over-subscribing holder may acquire may be rounded up or down to result in delivery of whole shares. The allocation process may involve a series of allocations in order to assure that the shares available for over-subscription are distributed proportionately among all over-subscribing holders. Accordingly, the degree to which each stockholder's request for shares of Additional Common Stock pursuant to the Over-Subscription Privilege will be honored will depend on the number of shares of Additional Common Stock requested, the number of shares acquired by the exercise of Basic Subscription Rights and the total number of shares of Additional Common Stock available for over-subscription. After the expiration of the Rights, the Company will send notice of the number of shares of Additional Common Stock acquired pursuant to the Over-Subscription Privilege to each stockholder that over-subscribed and promptly remit to such stockholder any payment tendered for shares not acquired under the Over-Subscription Privilege. The Company has received a commitment from International Hydrocarbons, its principal stockholder, to purchase all shares of Additional Common Stock not subscribed for pursuant to the Basic Subscription Rights or the Over-Subscription Privilege.


FEDERAL INCOME TAX INFORMATION

     The federal income tax consequences to stockholders of the issuance and disposition of Rights to purchase Additional Common Stock generally will be as follows:

     RECEIPT OF RIGHTS. The receipt of Rights will not result in taxable income to stockholders.


     TAX BASIS OF RIGHTS AND COMMON STOCK FOR DETERMINING GAIN OR LOSS ON SUBSEQUENT SALES. For purposes of determining gain or loss on subsequent sales of Common Stock, the tax basis of Rights in the hands of each stockholder to whom such Rights are issued will be zero and the tax basis in the Additional Common Stock with respect to which Rights are issued will remain unchanged. Notwithstanding this general rule, each stockholder may elect, with respect to all Rights issued to it, to allocate the tax basis of all shares of Common Stock that it holds on the Record Date between such shares and the Rights issued to it in proportion to their fair market values on the date the Rights are issued. To be valid, this election must be made by the stockholder in a statement attached to its timely-filed Federal income tax return for the year in which the Rights are received, and once made, is irrevocable. However, if on the date the Rights are issued the fair market value of the Rights is 15% or more of the fair market value of the Common Stock, each stockholder will be required to allocate the tax basis of its shares of Common Stock in the manner described above in determining gain or loss on any subsequent sales of Common Stock.

     EXERCISE OF RIGHTS. The exercise of Rights will not result in taxable income or loss. The tax basis of the Additional Common Stock acquired upon the exercise of Rights will be the Subscription Price of such Additional Common Stock, increased by the tax basis (if any) of the Rights exercised to acquire such Additional Common Stock.


     EXPIRATION OF RIGHTS.   A stockholder who allows Rights issued to him to
expire without exercise is not required and may not elect to allocate any tax basis to such Rights, and will therefore not recognize a loss on account of the expiration.

     HOLDING PERIOD. The holding period of the Rights received on distribution from the Company is measured from the acquisition date of the Additional Common Stock which gave rise to the Rights. The holding period of Additional Common Stock acquired by exercise of Rights commences with the date on which such Rights are exercised.

STATE TAX INFORMATION

     Participants should consult with their own income tax advisors to determine the applicable state income tax consequences of the issuance and exercise of Rights to purchase the Additional Common Stock.

     THE FOREGOING IS A GENERAL SUMMARY OF FEDERAL INCOME TAX TREATMENT UNDER PRESENT LAW. THESE RULES ARE COMPLEX AND SUBJECT TO CHANGE. EACH
STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR FOR MORE DETAILED INFORMATION AS TO THE TAX CONSEQUENCES APPLICABLE TO HIS OR HER OWN SITUATION.

RESALE OF ADDITIONAL COMMON STOCK

     Sbject to applicable state securities laws, stockholders who are not "affiliates" of the Company may generally resell, without restriction, the Additional Common Stock acquired pursuant to the Basic Subscription Rights or the Over-Subscription Privilege. Stockholders who are deemed to be "affiliates" of the Company may resell the Additional Common Stock acquired pursuant to the Basic Subscription Rights or the Over-Subscription Privilege only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.


     International Hydrocarbons will be considered an affiliate of the Company for purposes of Rule 144 under the Securities Act. Accordingly, the resale of the Additional Common Stock acquired by International Hydrocarbons will be subject to the limitations set forth in Rule 144 with respect to amounts of securities sold by an affiliate and the manner of sale unless the Additional Common Stock is sold by International Hydrocarbons in a transaction otherwise exempt from registration under the Securities Act and other applicable securities laws.

                               USE OF PROCEEDS

     The following table illustrates the Company's current expectations as to the use of the proceeds from the Rights Offering described herein. The Company has no firm understanding or agreement concerning items listed and no binding budget has been established, except for reimbursement obligations to NWO (SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT"). The amounts stated herein are estimates only and the actual expenditures may vary from the estimate.


  Gross Proceeds                                         $600,100
  Cost of Offering (1)                                    (70,000)
                                                         --------
     Net Proceeds                                        $530,100
                                                         --------
                                                         --------
  Estimated reimbursement to NWO of current advances
   including estimated accrued interest (2)               103,000
  Fund future operations and pay accounts payable as
   funds are available (3)                                427,100
                                                         --------
     Net Proceeds                                        $530,100
                                                         --------
                                                         --------

(1) The costs of offering includes professional fees incurred in the preparation of this Prospectus and printing, copying and miscellaneous expenses.

(2) Pursuant to the Modification Agreement between the Company and NWO, the Company has agreed to reimburse NWO from the proceeds of the Rights Offering for advances made by NWO to pay the Company's ongoing legal fees in connection with the litigation against Denison together with interest at 10% per annum. NWO has agreed to advance the Company up to $100,000 to pay ongoing legal fees as reflected in statements received by the Company subsequent to August 1, 1995. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT." Based on the estimated timetable of the litigation with Denison (SEE "LEGAL PROCEEDINGS"), the Company believes it will have sufficient funds to finance the remaining litigation through June 30, 1996, the date prior to which the Company anticipates a judgment to be rendered in the litigation. There is no provision for costs of appeals from the judgment, if any, or collection expenses.

(3) This amount should be sufficient to fund limited operations through December 1996.


     The Company reserves the right to allocate the resources of the Company in a different manner if necessary or appropriate.

                         DETERMINATION OF OFFERING PRICE

     The Rights Offering is being conducted by the Company in connection with the Modification Agreement with NWO and is being offered based on the commitment of International Hydrocarbons to purchase all Additional Common Stock not purchased by other stockholders. After NWO rejected the Company's proposal to extend or increase the line of credit, the terms of the Rights Offering and the Modification Agreement were negotiated with NWO by the two independent members of the Company's Board of Directors (the "Independent Directors"). The Subscription Price is based on the highest price at which International Hydrocarbons would agree to purchase all Additional Common Stock not subscribed for by other stockholders. The terms of the Rights Offering and the Modification Agreement negotiated with NWO were unanimously recommended by the Independent Directors and approved by a majority of the Company's Board of Directors on August 8, 1995. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT".

     The principal factors in the negotiations with NWO were the non-availability of revenue from other sources and the opportunity for stockholders to participate in the financing through the Rights Offering.
The Company has not sought an independent third party opinion with respect to the value of the Company or the appropriateness of the Subscription Price. The Subscription Price has no relation to the market value of the Common Stock of the Company, the value of the Company's assets or the Company's prospects as a going concern.

                          BUSINESS OF THE COMPANY

     The Company was incorporated in 1969 and is engaged in the business of acquiring oil and gas concessions covering large blocks of acreage and in conducting exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company conducts its operations directly or through wholly-owned subsidiaries. The term "concession" is used herein to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. When a discovery of oil or gas occurs, the Company will pursue the development of reserves and the production of oil or gas to the extent considered economically feasible and may finance development by farming out or selling a portion of its interest in the discovery. The Company's property interests are located in the North Aegean Sea, offshore Greece, and in the East China Sea. The Company has identified a prospect in Bolivia, has prepared a preliminary plan for exploration and is attempting to find participants to finance exploration costs. Since 1994 the Company has not been able to participate in exploration and development, other than limited activities in Bolivia to the extent that funding is available, and has concentrated its efforts on the litigation regarding the Prinos Interest.

     The Company's business activities involve only one industry segment, oil and gas exploration and development.

     The Company employs six people, four of whom are full-time employees. The full-time employees also provide services to two related entities pursuant to management agreements entered into by the Company and those entities. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     The Company's principal executive offices are located at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237, and its telephone number is
(303) 220-8330.

MODE OF OPERATION

     The Company has generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of and any revenue from a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues to be received by such party.

     The Company has usually obtained concessions directly from a government or governmental agency and has then entered into arrangements with other participants whereby the Company has received cash payments and has had its share of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

     Since the Company's establishment, sales of partial interest in its concessions have been part of its normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions. Some of the competition and risk factors relating to this method of doing business are referred to above in "RISK FACTORS."

     In order to maintain its concessions in good standing, the Company is usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which the Company holds an interest generally involve the expenditure of substantial sums of money. The Company has, in the past, satisfied required expenditures on its concessions. The Company cannot be certain that its revenues in the future will be sufficient to satisfy expenditures required to be made on its concessions.

PROPERTIES

     The Company holds various interests in concessions or leases for oil and gas exploration which are listed below. Oil and gas property interests as reflected in the accompanying financial statements include costs attributable only to the Prinos Interest. Costs on all other foreign concessions described below have been charged to expense in prior years.


     GREECE. The Company has the right to receive the Prinos Interest payable by Denison from the proceeds of production of oil and gas from certain concession areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. "Development areas" for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres have been defined by the Greek government and given "development status." The term of each "development" license is 26 years, with an automatic 10-year renewal. The remaining exploration area adjoining Prinos and South Kavala covers 153,316 acres and an exploration area east of the island of Thasos covers an additional 243,367 acres. The Prinos Interest is subject to a lien in favor of NWO, which lien secures payment of the amounts due to NWO by the Company. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT."

     Daily production from the Prinos/South Kavala Fields averaged 10,652 barrels of oil and 151 tons of sulphur during fiscal year ended March 31, 1995. According to Denison's 1994 Annual Report, calendar year 1994 production was essentially maintained at levels achieved in calendar year 1993 as a result of the completion of workovers and the drilling of infill wells and that two more infill wells are being considered for 1995 in order to maintain economic rates of production.



     Due to high Greek income taxes and royalties in combination with declining production levels, low oil prices and increasing operating costs, the consortium believed that the Greek operation was at its economic breakeven point. As a result, Denison and its partners commenced negotiations in 1992 with senior Greek government officials to obtain relief from the high level of government taxes and royalties. On February 23, 1993, the consortium reached an agreement with the Greek government resulting in an amendment to the June 1975 license agreement (the "License Agreement") known as Law 98/1975 which regulates the operation of the field. The amendment was ratified by the Greek Parliament on June 23, 1993 and was retroactive to January 1, 1993.

     The amendment provides for a sliding scale for both the cost recovery factor and the Greek royalty interest based on the annual adjusted gross income from operations on a calendar year basis. The new law also provides for a reduction in the effective Greek income tax rate from 50% to 40%.

     In addition, the new law required Denison and its partners to spend $15 million during 1993 and 1994 on infill drilling in order to enhance the recoverability of the hydrocarbons. In March 1994, the consortium operating the Prinos properties announced the discovery of a new oil field by the drilling of the Prinos North-2 well. Denison's 1994 Annual Report states that two oil bearing zones were flow tested with a 30 meter upper section flowing at about 3,200 barrels per day and a 7 meter lower section flowing at 150 barrels per day. Oil in place was calculated at about 18 million barrels of which 5 million may be recoverable. The crude from this discovery has an API gravity of about 25 degrees, contains about 7% sulphur and may have a selling value of between $1.50 and $4.00 per barrel less than Prinos crude. Recent discussions with Denison indicate that the consortium is not considering development of Prinos North at this time.


     Denison, who has the contractual obligation to pay the Prinos Interest, has asserted that the calculation of the amounts due the Company should be based on the amended agreement with the Greek government. The amended agreement provides for higher cost recoveries than the License Agreement before the 1993 amendment. If the higher cost recoveries are used in calculating the amount due under the Prinos Interest, the amount will be significantly lower than the amount
calculated under the License Agreement before the 1993 amendment.   The
Company disagrees with this interpretation and has commenced legal action seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of the License Agreement before the 1993 amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus damages since that date and undetermined future damages. The Company estimates that damages for the unpaid revenues for the period from April 1, 1994 through September 30, 1995 are approximately $6,300,000. The Company's counsel is unable to conclude that the likelihood of an adverse determination in the litigation with Denison is remote. In addition, if the Company obtains a favorable judgment against Denison, there is no assurance that the Company will be able to collect the judgment due to Denison's
current financial condition.   SEE "LEGAL PROCEEDINGS."

     When the legal action against Denison commenced, Denison suspended payments under the Prinos Interest. Denison also asserted a counterclaim for $4,700,000 against the Company for alleged past overpayments by Denison. On November 27, 1995, the Company received $810,522 from Denison representing unpaid revenues on the Prinos Interest. These revenues cover the period from January 1, 1993 through October 31, 1995, and are calculated under the terms of the License Agreement as amended in 1993. This payment was made in connection with the agreement of Denison to withdraw the counterclaim filed by Denison against the Company. As of December 1995, Denison resumed monthly revenue payments to the Company for its Prinos Interest as calculated under the terms of the amended License Agreement. The Company will continue to pursue its litigation against Denison challenging Denison's position that the calculation of the Prinos Interest should be based on the amended License Agreement.

     Pursuant to the Modification Agreement, the Company retained $200,000 from the payment of Denison. On November 30, 1995 the Company paid NWO $610,522. $92,402 was applied to accrued interest and $518,120 was applied to the loan leaving an outstanding loan balance of $1,481,880. Future payments by Denison under the Prinos Interest will also be applied to the Company's obligations to NWO pursuant to the Modification Agreement. The Company does not believe that the payments made under the Prinos Interest as calculated under the terms of the amended License Agreement at current production and price levels will be sufficient to repay the obligations owed to NWO.


     There is no assurance as to how long the Prinos property will continue to produce oil and gas and, accordingly, how long the Company can expect revenue from its Prinos Interest. The Company has analyzed the data provided to it from Denison and other data that the Company has been able to verify from publicly available sources in determining the potential revenue from the Prinos Interest. The consortium operating the Prinos property has announced a new oil discovery on or near the Prinos producing field, which is subject to the Prinos Interest. The Company has not verified the data provided by Denison with respect to that new oil discovery and its potential revenue and does not have sufficient resources to do so reasonably. Additionally, the Company is aware that other members of the consortium believe the estimated amounts provided by Denison may be exceeded. These analyses are not publicly available and, accordingly, have not been verified. There is a possibility that the revenues from the Prinos property would substantially differ from current estimates.

     REPUBLIC OF CHINA (TAIWAN). The Company holds a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People's Republic of China. The Chinese Petroleum Corporation (Taiwan) has agreed to suspend obligations under this concession until December 31, 1995.

     During fiscal 1990, the Company entered into a farmout agreement with two United Kingdom companies conveying two-thirds of its original 66.67% interest in the concession.

     Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated. The Company incurred $27,171 of exploration expenses during fiscal 1995 as the result of ongoing negotiations with the governments of China and Taiwan and the reprocessing of seismic data to assist in the future exploration and development of the concession.

     In fiscal year 1994, the Company reported that the People's Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues may result. Nothing occurred in fiscal year 1995 to indicate that the lifting of the current force majeure status is imminent.

     BOLIVIA. The Company has conducted a preliminary exploration study of a 10,500 square kilometer area located in the eastern part of the country near the Paraguayan border, pursuant to a work study program with Y.P.F.B., the government controlled agency having responsibility for oil and gas
exploration in Bolivia.   The Company has preliminarily agreed to the terms
of an operations contract pertaining to such area and anticipates signing an operations contract in fiscal year 1996. The Company is attempting to find participants to finance exploration costs.

     OTHER. The Company leases 2,562 square feet of office space in an office building located at 5000 South Quebec Street, Denver, Colorado. The office building is owned by a related party. The lease expires on February 28, 1997. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

NWO LINE OF CREDIT


     Since payments under the Prinos Interest were suspended, the Company had funded its operations through draws against the line of credit established with NWO. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. During the first half of fiscal year 1996, the Company had no resources to make monthly interest payments on the advances under the line of credit. Accordingly, the Company entered into the Modification Agreement, modifying the existing line of credit arrangement between the Company and NWO. Prior to entering into the Modification Agreement, the NWO line of credit provided for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding balance at the greater of the U.S. bank prime lending rate or 1-3/4% above the 30-day LIBOR in effect on the date of each draw against the line of credit. Draws under the line of credit are evidenced by promissory notes which were originally payable by the Company's wholly-owned subsidiary, Oceanic International Properties Corporation ("OIPC") no later than January 1, 1996 with interest at annual rates of 7% to 9%. Cumulative draws on the NWO line of credit had reached $2,000,000 by February 15, 1995. The line of credit is secured by the Company's Prinos Interest. At the time the Modification Agreement was entered into, the Company was in default under the terms of the line of credit as it had not made its interest payments for May, June, July and August 1995.


     The Modification Agreement provides as follows:

     1. Except as provided below, NWO will forebear on collection until December 31, 1996 of the interest and principal on the $2,000,000 of promissory notes evidencing draws on the NWO line of credit ("Oceanic Notes") which it holds from OIPC.

     2. Any monies collected by the Company from Denison either before or after December 31, 1996 will first be applied to paying accrued interest on the Oceanic Notes. After all accrued interest has been paid, and prior to December 31, 1996, the Company will be permitted to use up to $200,000 of monies collected from Denison for working capital purposes. All remaining collections from Denison will be applied first to accrued interest and then to reducing principal on the Oceanic Notes.

     3. The Security Agreement between the Company and NWO will be amended to provide that NWO has a full security interest in all proceeds from the Company's lawsuit against Denison and any existing and future Company receivables from Denison.

     4.  The interest rate on the Oceanic Notes is adjusted to 8.25%.

     5. The Company agrees to diligently pursue its lawsuit against Denison.

     6. The Company will use its best efforts to file the Registration Statement with the Securities and Exchange Commission with respect to the Rights Offering described in the Registration Statement and use its best efforts to cause the Registration Statement to become effective by December 31, 1995.

     7. In order to enable the Company to diligently pursue its lawsuit against Denison, NWO agrees to make advances to the Company for ongoing legal fees as reflected in statements received by the Company subsequent to August 1, 1995 in connection with the Denison litigation up to an estimated $100,000 in litigation expenses.

     8. The Company agrees to reimburse NWO for such advances up to an estimated $100,000 together with interest thereon computed at the annual rate of 10% upon receipt of the proceeds of the Rights Offering described in the Registration Statement or January 31, 1996, whichever occurs earlier.


     On November 27, 1995, the Company received $810,522 from Denison representing unpaid revenues on the Prinos Interest. These revenues cover the period from January 1, 1993 through October 31, 1995, and are calculated under the terms of the License Agreement as amended in 1993. Pursuant to the Modification Agreement, the Company retained $200,000 from the payment of Denison. On November 30, 1995 the Company paid NWO $610,522. $92,402 was applied to accrued interest and $518,120 was applied to the loan leaving an outstanding loan balance of $1,481,880. Future payments by Denison under the Prinos Interest will also be applied to the Company's obligations to NWO pursuant to the Modification Agreement. The Company does not believe that the payments made under the Prinos Interest as calculated under the terms of the amended License Agreement at current production and price levels will be sufficient to repay the obligations owed to NWO.

     International Hydrocarbons, which owns approximately 43.8% of the outstanding common stock of the Company, is a wholly-owned subsidiary of NWO. International Hydrocarbons has agreed to purchase all shares of Additional Common Stock not subscribed for pursuant to the Basic Subscription Rights or
the Over-Subscription Privilege.   SEE "PLAN OF DISTRIBUTION-RIGHTS
OFFERING--OVER-SUBSCRIPTION PRIVILEGE."


                             LEGAL PROCEEDINGS

     The Company has commenced an action in the Ontario Court (General Division), Canada, against Denison. The Company claims that Denison has failed since January 1, 1993 to pay the Company the Prinos Interest pursuant to an agreement dated August 30, 1976, which is to be calculated on the basis of the terms of the License Agreement.

     The Company has claimed the following relief in the action:

1. a constructive trust or equitable lien over funds received by Denison representing the unpaid portion of the Prinos Interest;

2. a vendor's lien over assets purchased by Denison from the Company including Denison's interest in the License Agreement; and

3. $27,000,000.00 or alternatively, an accounting and payment of the Prinos Interest in respect of the period commencing January 1, 1993.

     Denison has defended the action on the basis that the Company is not entitled to the payment claimed, and is entitled only to payment of the Prinos Interest calculated in accordance with the terms of the License Agreement as amended by an agreement with the Greek State dated February 23, 1993.


     Denison counterclaimed for the repayment of the sum of $4,747,811 that it alleged it mistakenly paid to the Company as part of the Prinos Interest during the period from January 1, 1989, to December 31, 1993. On November 27, 1995, the Company received unpaid revenues on the Prinos Interest for the period from January 1, 1993 through October 31, 1995, calculated under the terms of the License Agreement as amended in 1993. This payment was made in connection with the agreement of Denison to withdraw the counterclaim filed by Denison against the Company. As of December 1995, Denison has resumed monthly revenue payments to the Company for its Prinos Interest as calculated under the terms of the amended License Agreement. The Company will continue to pursue its litigation against Denison challenging Denison's position that the calculation of the Prinos Interest should be based on the amended License Agreement.

     The statement of claim in this action was issued on June 9, 1994. The matter was transferred to the Ontario Court (General Division) Commercial List by order of November 25, 1994. The parties filed with the Court the following schedule for the progress of this action:


1.  Delivery of documents by April 15, 1995;

2.  Examination for discovery of both parties during the week of June 26, 1995;

3.  Motions arising from discovery to be completed by October 31, 1995;

4.  Trial to be held February 1996.

     The Company is vigorously pursuing this action. Oral discovery of the parties has commenced but has not been completed.


     The Company's legal counsel, Osler, Hoskin & Harcourt in Toronto, Canada, is unable to advise as to the probable outcome of the claim by the Company. Management's decision to pursue a legal action against Denison was based on management's review of information provided to the Company by Denison and oral discussions with legal counsel. Based on that information and those discussions, Management believed that there was a reasonable basis for commencing a legal action against Denison and continues to believe that there is a reasonable possibility of success in the litigation. Of course, litigation is inherently uncertain and there is no assurance as to the final outcome. The Company has not received a written determination from its legal counsel with respect to the litigation.

     It should be noted that if the claim is unsuccessful the Company will remain entitled to payment of the Prinos Interest calculated in accordance with the terms of the License Agreement, as amended. The amounts of such payments will be substantially lower than the payments received prior to January 1, 1993. The Company does not believe that the payments made under the Prinos Interest calculated under the amended License Agreement at current production and price levels will be sufficient to repay the obligations owed to NWO.

     Any judgment obtained by the Company or Denison in relation to the claim will be subject to the right of the losing party to appeal to the Ontario Court of Appeal. Notice of appeal to the Court of Appeal must be filed within 30 days after judgment. Barring an order to expedite the appeal, which may or may not be available in this case, it may take approximately 2 years before an appeal is heard. A further appeal to the Supreme Court of Canada is available with leave of the Supreme Court.

     Enforcement of a judgment in Ontario is generally carried out by seizure and sale of assets, garnishment of debts, or appointment of a receiver.
Until recently, it appeared, based on Denison's public filings, that the financial stability of Denison was questionable and that Denison continued to operate at the sufferance of its secured creditors. Denison announced on October 16, 1995 that Denison's Board had approved a Plan of Arrangement which, among other things, incorporates agreements restructuring the debt held by Denison's major lenders, the Toronto Dominion Bank, Bank of America Canada, and the Canadian Mortgage and Housing Corporation. The announcement states that the Plan is to be put to the shareholders at meetings scheduled for December 18, 1995. These announced plans if implemented may increase the likelihood that Denison would have assets available for satisfaction of a judgment in favor of the Company. However, the Company does not have sufficient information in its possession to determine whether any assets of Denison are unsecured and available for satisfaction of a judgment in favor of the Company.


                         MARKET FOR COMMON EQUITY


     The Company's Common Stock is listed on the Pacific Stock Exchange Incorporated under the symbol OXC. The Pacific Stock Exchange (the "Exchange") has informed the Company that it intends to delist its Common Stock due to the current financial condition of the Company. As of October
4, 1995, the Company's Common Stock is suspended from trading and will remain suspended until the Company completes its appeal of the Exchange's decision to delist its Common Stock. At that time, the Common Stock will either resume trading on the

Exchange or be delisted. There are no assurances that the Company will continue to be listed on the Exchange. SEE "RISK FACTORS-SUSPENSION OF TRADING AND POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE" and "DESCRIPTION OF CAPITAL STOCK."

     The range of closing prices in the Company's Common Stock over the last two years and through September 30, 1995 (which are not necessarily representative of actual transactions) is set out below.



THREE MONTHS    FISCAL 1996     FISCAL 1995     FISCAL 1994
    ENDED       HIGH    LOW     HIGH    LOW     HIGH    LOW
------------    -----------     -----------     -----------
June 30         $.75    .50     $1.13   .88     $1.56   1.38
September 30     .63    .25       .88   .75      1.50    .56
December 31                       .75   .50      1.00    .63
March 31                          .88   .63      1.13    .75

                            CAPITALIZATION


     The following table sets forth as of September 30, 1995 (i) the actual capitalization of the Company and (ii) capitalization of the Company as adjusted for the sale of 6,001,000 shares of Additional Common Stock in this Rights Offering at an assumed offering price of $.10 per share. SEE "USE OF PROCEEDS."



                                                     SEPTEMBER 30, 1995
                                                --------------------------
                                                   ACTUAL      AS ADJUSTED
                                                -----------    -----------
 Stockholders' deficit:

  Common stock, authorized 12,000,000
    shares of $.0625 par value,
    3,915,154 issued and outstanding
    actual, 9,916,154 issued and
    outstanding as adjusted . . . . . . . . .   $   244,697       619,760
  Additional Paid in Capital. . . . . . . . .         6,665       161,702
  Accumulated Deficit . . . . . . . . . . . .    (2,586,092)   (2,586,092)
                                                -----------    ----------
    Total stockholders' deficit . . . . . . .   $(2,334,730)   (1,804,630)
                                                ===========    ==========

      The Company's authorized capital stock also includes 600,000 shares of Preferred Stock, par value $10.00 per share. The Board of Directors of the Company, without further action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock. SEE "DESCRIPTION OF CAPITAL STOCK."

                                  DIVIDENDS

     The Company has never paid a dividend. The Company's management does not anticipate paying dividends in the future.

                 AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

     The Prinos Interest in Greece consists of a contractual right to receive a 15% "net profits interest." Because the Company has a net profits interest and not a working interest in this property, the Company is only entitled to receive information regarding current monthly production quantities and net revenue. Consequently, certain information regarding the operations of the property is unavailable to the Company. In previous reports to the Commission, the Company has provided information concerning estimated quantities of proved oil and gas reserves attributable to the Prinos Interest which had been derived from publicly available information. Currently, there is no publicly available information which takes into consideration the effects of the infill drilling during 1993 and 1994 as required under the 1993 amendment to the License Agreement known as Law 98/1975. Similarly, the Company does not have access to the engineering data upon which the infill drilling program was based. Therefore, the Company is not in a position to estimate the potential future producible reserves and/or present value of future net revenues attributable to the Prinos Interest.

                 OIL AND GAS REVENUE AND COST INFORMATION

     Revenue from and costs incurred in oil and gas producing activities for the fiscal years ended March 31, 1995, 1994 and 1993 are as follows:

                                                YEAR ENDED MARCH 31
                                     -------------------------------------------
                                          1995           1994          1993
                                     ------------    -----------    -----------
OIL AND GAS REVENUE (1)
  Greece                             $       -           573,100      4,523,500
Less Greek income taxes paid                 -          (228,100)    (2,245,499)
                                     ------------    -----------    -----------
                                     $       -           345,000      2,278,001
                                     ============    ===========    ===========
CAPITALIZED COSTS
RELATED TO OIL  AND GAS
PRODUCING ACTIVITIES

Proved properties
  Greece                             $ 39,000,000     39,000,000     39,000,000
Less accumulated depreciation,
  depletion and amortization          (37,629,909)   (37,396,220)   (37,151,590)
                                     ------------    -----------    -----------
                                     $  1,370,091      1,603,780      1,848,410
                                     ============    ===========    ===========

(1) The Company's gross revenues are burdened only by Greek income taxes. The Company has no production costs since its Prinos Interest is a net profits interest.

     The rate of depreciation, depletion and amortization as a percentage of gross revenues (net of Greek income taxes) for Greece is as follows:

                                    YEAR ENDED MARCH 31
                                    -------------------
                                    1995    1994   1993
                                    ----    ----   ----
 Greece                             - (2)    71%    30%

(2) The Company recorded a provision for depreciation, depletion and amortization of $233,689 for fiscal year 1995 but did not record any revenues for its Prinos Interest.

                               SELECTED FINANCIAL DATA

     The following table sets forth summary financial data of the Company. The summary financial data in the table is derived from the financial statements of the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.


                                                          SIX MONTHS ENDED
                                YEAR ENDED MARCH 31,        SEPTEMBER 30,
                               ---------------------     -------------------
                                  1995       1994          1995       1994
                               ----------  ---------     --------  --------
STATEMENT OF EARNINGS DATA:
Revenue......................  $  321,495    835,329      202,243   506,023
Costs and Expenses...........  $1,195,369  1,153,304      588,892   600,996
Loss before Income Taxes.....  $ (873,874)  (317,975)    (386,649)  (94,973)
Net Loss.....................  $ (796,602)  (448,746)    (327,449) (175,169)
Net Loss per Share of
 Common Stock................  $     (.20)      (.11)        (.08)     (.04)



                                  MARCH 31, 1995        SEPTEMBER 30, 1995
                                  --------------    ---------------------------
                                      ACTUAL          ACTUAL     AS ADJUSTED(1)
                                   -----------      ----------   --------------
BALANCE SHEET DATA:
Net working capital (deficit)....  $(2,554,850)       (803,074)     (272,974)
Total assets.....................  $ 1,557,322       1,357,928     1,888,028
 Stockholders' deficit...........  $(2,007,281)     (2,334,730)   (1,804,630)


(1) As adjusted to give effect to the sale of 6,001,000 shares of Common Stock offered hereby at an assumed offering price of $.10 per share and the application of the estimated net proceeds therefrom. SEE "USE OF PROCEEDS" AND "CAPITALIZATION."

         MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES


     In the past, the Company's principal source of revenue has been from its Prinos Interest. Payments to the Company under the Prinos Interest were suspended in 1994 when the Company commenced legal action against Denison. Prior to that time the revenues from the Prinos Interest varied. The fluctuations in revenues in recent years are in part due to fluctuations in oil prices. The average per barrel price for oil production underlying the Prinos Interest was $14.47, $12.38 and $15.65 for the years ended March 31, 1995, 1994 and 1993, respectively.


     Due to high Greek income taxes and royalties in combination with declining production levels, low oil prices and increasing operating costs, the consortium operating the Greek properties believed that the Greek operation was at its economic breakeven point. As a result, Denison and its partners commenced negotiations in 1992 with senior Greek government officials to obtain relief from the high level of government taxes and royalties. On February 23, 1993, the consortium reached an agreement with the Greek Government resulting in an amendment to the License Agreement known as Law 98/1975 which regulates the operation of the field. The amendment was ratified by the Greek Parliament on June 23, 1993 and was retroactive to January 1, 1993.

     The amendment provides for a sliding scale for both the cost recovery factor and the Greek royalty interest based on the annual adjusted gross income from operations on a calendar year basis. The new law also provides for a reduction in the effective Greek income tax rate from 50% to 40%.

     In addition, the new law required Denison and its partners to spend $15 million during 1993 and 1994 on infill drilling in order to enhance the recoverability of the hydrocarbons. In March 1994, the consortium announced the discovery of a new oil field by the drilling of the Prinos North-2 well. According to Denison's 1994 Annual Report, two oil bearing zones were flow tested with a 30 meter upper section flowing at about 3,200 barrels per day and a 7 meter lower section flowing at 150 barrels per day. Oil in place was calculated at about 18 million barrels of which 5 million may be recoverable. The crude from this discovery has an API gravity of about 25 degrees, contains about 7% sulphur and may have a selling value of between $1.50 and $4.00 per barrel less than Prinos crude. Recent discussions with Denison indicate that the consortium is not considering development of Prinos North at this time.


     Denison, who has the contractual obligation to pay the Company's Prinos Interest, has asserted that the calculation of the amounts due the Company should be based on the amended agreement with the Greek government. The Company disagrees with this interpretation and has commenced legal action seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of the license agreement prior to the 1993 amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus damages since that date and undetermined future damages. The Company estimates that damages for unpaid revenues for the period from April 1, 1994 through September 30, 1995 are approximately $6,300,000. SEE "LEGAL PROCEEDINGS."

     On November 27, 1995, the Company received $810,522 from Denison representing unpaid revenues on the Prinos Interest. These revenues cover the period from January 1, 1993 through October 31, 1995, and are calculated under the terms of the License Agreement as amended in 1993. This payment was made in connection with the agreement of Denison to withdraw the counterclaim filed by Denison against the Company. As of December 1995, Denison has resumed monthly revenue payments to the Company for its Prinos Interest as calculated under the terms of the amended License Agreement.

     Pursuant to the Modification Agreement, the Company retained $200,000 from the payment of Denison. On November 30, 1995 the Company paid NWO $610,522. $92,402 was applied to accrued interest and $518,120 was applied to the loan leaving an outstanding loan balance of $1,481,880. Future payments by Denison under the Prinos Interest will also be applied to the Company's obligations to NWO pursuant to the Modification Agreement. The Company does not believe that the payments made under the Prinos Interest as calculated under the terms of the amended License Agreement at current production and price levels will be sufficient to repay the obligations owed to NWO.

     The Company also receives revenues from sales of seismic data gathered in its oil and gas exploration and development. That revenue is sporadic and is not sufficient to fund the Company's ongoing operations. During the six-month period ended September 30, 1995, the Company recorded approximately $36,700 of revenue from the sale of seismic data.


     The Company currently receives approximately $322,000 per year in connection with services it renders to Cordillera Corporation and San Miguel Valley Corporation pursuant to management agreements providing for reimbursement of costs for actual time and expenses incurred in activities conducted on behalf of those entities. The amounts received under the management agreements are a reimbursement for employee salaries and other operating expenses. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     Denison's reduced payments to the Company under the Prinos Interest has resulted in the Company's inability to fulfill its financial obligations as they become due and therefore the Company faces potential insolvency. Accordingly, the Company's auditors have issued an opinion on the Company's financial statements for the year ended March 31, 1995 that includes an explanatory paragraph discussing the uncertainty regarding the Company's ability to continue as a going concern. The financial statements do not contain any adjustments that may be necessary if the Company is unable to continue as a going concern. In addition to the uncertainty of the Company's ability to continue as a going concern, the auditor's report also refers to the uncertainty associated with the legal action against Denison and indicates that no provision for any liability or loss that may result upon adjudication has been recognized in the financial statements for the year ended March 31, 1995.

     When payments under the Prinos Interest were suspended, the Company funded its operations through draws against the line of credit established with NWO. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. During the first half of fiscal year 1996, the Company had no resources to make monthly interest payments on the advances under the line of credit.

     On September 19, 1995, the Company entered into the Modification Agreement with NWO. The Modification Agreement provides for limited funding of litigation expenses and provides temporary relief from any collection actions by NWO. The Modification Agreement also allows the Company to retain up to $200,000 of any proceeds received from its Prinos Interest for general working capital purposes. The Modification Agreement does not provide any further funding for operating expenses of the Company other than limited funding of the litigation with Denison. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT."

     Future operations of the Company, reimbursements of advances for legal fees in connection with the litigation of its Prinos Interest and payment of accounts payable as funds are available will be funded by this Rights Offering and the $200,000 retained by the Company from the Denison payment. The Company estimates that the funding provided from the Rights Offering will be sufficient to fund the litigation with Denison through June 30,1996, the date prior to which the Company anticipates a judgment will be rendered in the litigation, and to fund limited operations through December 1996. SEE "USE OF PROCEEDS." Even if a judgment in the Company's favor is obtained, of which there is no assurance, there is no guarantee that the Company would be able to collect that judgment and, if able to collect, when the judgment would be actually collected. Until recently, it appeared, based on Denison's public filings, that the financial stability of Denison was questionable and that Denison continued to operate at the sufferance of its secured creditors. Denison announced on October 16, 1995 that Denison's Board had approved a Plan of Arrangement which, among other things, incorporates agreements restructuring the debt held by Denison's major lenders, the Toronto Dominion Bank, Bank of America Canada, and the Canadian Mortgage and Housing Corporation. The announcement states that the Plan is to be put to the shareholders at meetings scheduled for December 18, 1995. These announced plans if implemented may increase the likelihood that Denison would have assets available for satisfaction of a judgment in favor of the Company. However, the Company does not have sufficient information in its possession to determine whether any assets of Denison are unsecured and available for satisfaction of a judgment in favor of the Company.

     Unless funds are collected as a result of the litigation with Denison and the revenue stream is resumed under the Prinos Interest as calculated under the original License Agreement, the Company will be required to obtain some additional source of capital, in addition to the Rights Offering described herein, to fund continuing operations past December 1996 and pay off the NWO loan and accrued interest when due on December 31, 1996.

     If the judgment is not favorable, the Company would likely still have its Prinos Interest, however, the revenue stream will likely be substantially reduced. If such unfavorable outcome occurs, the Company does not believe that the payments made under the Prinos Interest as calculated under the terms of the amended License Agreement at current production and price levels will be sufficient to repay the obligations owed to NWO. The Company may be forced to liquidate its assets, and in such case, little if any assets will be available for distribution to shareholders.

     If the litigation with Denison is resolved in the Company's favor and payments are resumed under the Prinos Interest as calculated under the License Agreement prior to the 1993 Amendment, that revenue should be sufficient to fund on-going operations and limited new exploration activities. All revenues from the Prinos Interest will be initially applied to repay the Company's obligations to NWO under the Modification Agreement. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT." There is no assurance as to how long the Prinos property will continue to produce oil and gas and, accordingly, how long the Company can expect revenue from its Prinos Interest.


     The financial statements do not include any adjustments that might result from the uncertainties described above.

RESULTS OF OPERATIONS

     The Company reported net losses of $796,602 and $448,746 for the years ended March 31, 1995 and 1994, respectively, and net income of $1,511,343 for the year ended March 31, 1993. The most significant factors in the fluctuations of net income between the periods are lower revenues under the Prinos Interest as the result of the position taken by Denison in the calculation of the Prinos Interest, variances in oil and gas prices received, and the effect of normal production declines from the Prinos and South Kavala fields in Greece. The depletion provision decreased from $678,519 in 1993 to $244,630 for 1994, and subsequently to $233,689 for 1995, reflecting the declining base of depletable costs for the Greece concession.

     The Company reported a loss before income taxes of $386,649 for the first six months of fiscal year 1996 compared to a loss before income taxes of $94,973 for the same period of fiscal year 1995. The increased loss before income taxes is due to the suspension of revenues from the Prinos Interest offset by approximately $37,000 in revenue from a non-recurring sale of seismic data.

     The following table summarizes the primary components of changes in net income before the provision for income taxes for the relevant periods:


                           SIX MONTHS ENDED             YEAR ENDED MARCH 31,
                           ----------------   ---------------------------------------
                             SEPTEMBER 30,
                                 1995           1995          1994           1993
                              ----------      ---------    -----------    -----------
Calculation of Greek
  revenues                    $(366,666)      (573,100)    (3,377,000)      (623,000)

Production decline                  -              -          (78,000)    (1,315,000)

Price decrease                      -              -         (477,000)      (115,000)

Reduction in
  depreciation and
  depletion charges              23,378         10,941        433,889        176,842

(Increase) reduction in
  interest costs                (19,062)       (38,136)        43,741        200,211

Increase (reduction) in
  other income                   62,886         59,266       (182,000)           -

Other                             7,788        (14,870)       (20,133)        65,220
                              ---------       --------     ----------     ----------
Decrease in income
  before taxes                $(291,676)      (555,899)    (3,656,503)    (1,610,727)
                              =========       ========     ==========     ==========


     For the year ended March 31, 1995, other components of changes in net income are the net effect of a decrease in exploration expenses and an increase in general and administrative expenses.

     The provision for income taxes in fiscal 1995 decreased approximately $208,000 from the fiscal 1994 provision due to a decrease in Greek income taxes corresponding to the decrease in Greek oil and gas revenues recorded.


                        DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, par value $.0625 per share and 600,000 shares of Preferred Stock, par value $10.00 per share. The relative rights of the Company's Common Stock and Preferred Stock are defined by the

Company's Articles of Incorporation, as described below, as well as by the Company's Bylaws and the General Corporation Law of the State of Delaware.

COMMON STOCK

     Subject to the rights of holders of any series of Preferred Stock which may from time to time be issued, holders of Common Stock are entitled to one vote per share on matters acted upon at any shareholders' meeting, including the election of directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the Common Stock is not redeemable. In the event of any liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after the payment of liabilities and any amounts required to be paid to holders of Preferred Stock, if any. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. All shares of Common Stock now outstanding, and all shares to be outstanding upon the completion of this Rights Offering, are and will be fully paid and non-assessable.


     The Common Stock is listed on the Pacific Stock Exchange as a Tier II Security. As of November 15, 1995, there were approximately 493 holders of record of Common Stock. This number was derived from the Company's shareholder records, and does not include owners of the Company's Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. The Company believes that the number of beneficial owners of Common Stock exceeds 550.

     The Company has failed in several respects to maintain the minimum requirements for maintaining its listing on the Pacific Stock Exchange. On August 25, 1995, the Company was notified that it is subject to the initiation of delisting procedures. Its listing status was reviewed by the Exchange at a meeting of the Equity Listing Committee (the "Committee") held on October 3, 1995. The Company was informed that the Committee had decided to delist its Common Stock. The Committee based its decision upon the Company's deficiencies with respect to the following components of the Exchange's listing maintenance requirements: net tangible assets of at least $500,000, aggregate market value of at least $500,000, and a minimum bid price per share of at least $1. The Company has the right to appeal the decision of the Committee and the Company intends to pursue such an appeal. The Company's Common Stock is suspended from trading as of October 4, 1995 and will remain suspended until the appeals process is completed. The potential delisting of the Company from the Exchange, if it occurs, may have an adverse effect on the market value of the Common Stock. SEE "RISK FACTORS-SUSPENSION OF TRADING AND POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE."

PREFERRED STOCK

     The Board of Directors of the Company, without further action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT

     The Company's Transfer Agent is Chemical Mellon Shareholder Services, 300 South Grand Avenue, Los Angeles, California 90071-3401.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the members of the Company's Board of Directors and its executive officers, and sets forth the position with the Company held by each:

NAME                     AGE       POSITION
----                     ---       --------
James Neal Blue          60        Director; Chairman of the Board and Chief
                                   Executive Officer of the Company

Charles N. Haas          57        Director and President of the Company

John L. Redmond          65        Director and Vice President, International
                                   Exploration of the Company

Gene E. Burke, M.D.      66        Director

Sidney H. Stires         65        Director

Janet A. Holle           44        Vice President/Secretary of the Company

Diana J. Peters          38        Treasurer and Chief Financial Officer of the
                                   Company

     Directors of the Company hold these positions until their respective successors are elected and qualified. The current directors, except for John
L. Redmond, were elected in 1982 and no meeting of the stockholders has been held since that date. Mr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors.

     JAMES N. BLUE. Mr. Blue has been a director and officer of the Company since 1981. He is also Chairman of General Atomics in San Diego, California and President of Cordillera Corporation in Denver, Colorado.

     CHARLES N. HAAS. Mr. Haas has been a director and officer of the Company since 1981.

     JOHN L. REDMOND. Mr. Redmond has been a director of the Company since 1994. He has been Vice President, International Exploration of the Company since 1990.

     GENE E. BURKE, M.D. Mr. Burke has been a director of the Company since 1972. He has been a physician in sole practice in Houston, Texas during that time.

     SIDNEY H. STIRES. Mr. Stires has been a director of the Company since 1980. During that time Mr. Stires has been the President of Stires & Co., Inc., an investment banking company in New York, NY.

     JANET A. HOLLE.  Ms. Holle has been an officer of the Company since 1987.

     DIANA J. PETERS. Ms. Peters has been an officer of the Company since 1992. From 1988 to 1992, Ms. Peters was a consultant with respect to accounting issues.

                         EXECUTIVE COMPENSATION

     The following information summarizes compensation paid by the Company to James N. Blue, Chief Executive Officer and Charles N. Haas, President.

SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                            --------------------------------------------
                                ANNUAL COMPENSATION                AWARDS                 PAYOUTS
                           ----------------------------     -------------------    ---------------------

    (a)          (b)        (c)       (d)         (e)          (f)        (g)        (h)         (i)

                FISCAL                           OTHER      RESTRICTED
NAME AND         YEAR                            ANNUAL       STOCK                 LTIP      ALL OTHER
PRINCIPAL       ENDED       SALARY    BONUS   COMPENSATION   AWARD(S)   OPTIONS/   PAYOUTS   COMPENSATION
POSITION       MARCH 31      ($)       ($)        ($)          ($)      SARS (#)     ($)         ($)
--------       --------     ------    -----   ------------   --------   --------   -------   ------------

James N. Blue    1995      60,000(1)   --          --           --        --          --         --
 Chairman of     1994      60,000(1)   --          --           --        --          --         --
 the Board and   1993      60,000(1)   --          --           --        --          --         --
 Chief
 Executive
 Officer


Charles N.       1995    158,762(2)    --          --           --        --          --     21,899(2)(3)
Haas             1994    159,862(2)    --          --           --        --          --     20,766(2)(3)
 President       1993    161,789(2)    --          --           --        --          --     22,892(2)(3)




(1)  Monthly officer's fee of $5,000.

(2) A portion of the salary and other compensation paid to Mr. Haas has been reimbursed based on cost sharing arrangements with other companies. SEE "CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS-MANAGEMENT AGREEMENTS."

(3) The Company is a participant in the Cordillera and Affiliated Companies' Money Purchase Pension Plan and 401(K) Plan, covering all qualified employees of the Company. The pension plan is a non-contributory defined contribution plan. Company contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to five years of service or upon retirement, death or permanent disability. The 401(K) plan provides for discretionary employee contribution of up to 10% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(K) of the Internal Revenue Code. The Company is required to match contributions to the extent of 6% of annual employee compensation. Employer contributions to the plan vest immediately.

     Members of the Company's Board of Directors who are not employees of the Company or any of its affiliates receive directors' fees of $500 per month. Members of the Board of Directors who are employees do not receive directors' fees. Mr. Blue receives a monthly fee of $5,000 for services as an officer of the Company.

     There are no employment contracts outstanding at this time. The Company has a deferred compensation agreement with a former officer entitling this officer to receive $175,000 payable in a maximum of ten equal installments beginning January 1, 1988 or, if such person dies prior to receiving all installments, payable at such time to his beneficiaries to the extent of the remaining balance. Included in accrued expenses is $17,500 which is due January 1, 1996. The final installment of $17,500 is due January 1, 1997.

     In fiscal 1983, the Board of Directors authorized a bonus of $25,000 to the president of the Company, payable as cash flow permits. The president has not been paid as of March 31, 1995, and the amount is included in accrued expenses in the accompanying balance sheets.

     The Company has no compensation committee. James N. Blue and Charles N. Haas participated in all deliberations concerning executive officer compensation.

                     SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

     As of November 15, 1995 there were issued and outstanding 3,915,154 shares of Common Stock and is the Company's only class of voting securities. Holders of Common Stock are entitled to one vote per share on each matter upon which shareholders may be entitled to vote.

     The following table sets forth information regarding shares of Common Stock of the Company beneficially owned as of November 15, 1995 by: (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock, (ii) by each director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group.

NAME AND ADDRESSES OF
OFFICERS, DIRECTORS AND                   AMOUNT OF            PERCENTAGE OF
PRINCIPAL SHAREHOLDERS                  COMMON STOCK         VOTING SECURITIES
-----------------------                 ------------         -----------------
Allen & Company                            824,200                  21%
and various affiliates (1)
711 Fifth Avenue
New York, NY  10022

International                            1,713,483                43.8%
Hydrocarbons (2)
c/o John E. Jones
5000 S. Quebec Street,
Suite 450
Denver, CO  80237

James N. Blue (3) (4)                        None                  N/A
5000 S. Quebec St.,
Suite 450
Denver, CO  80237

Charles N. Haas (3)                          None                  N/A
5000 S. Quebec St.,
Suite 450
Denver, CO  80237

Sidney H. Stires (3)                        34,000             less than 1%
432 Park Avenue South
New York, NY  10016

Gene E. Burke, M.D. (3)                      None                  N/A
3555 Timmons #680
Houston, TX  77027

John L. Redmond (3)                          None                  N/A
5000 S. Quebec St.,
Suite 450
Denver, CO  80237

All Directors and                           34,000             less than 1%
Officers as a group
(7 persons)

(1) The information regarding Common Stock owned by Allen & Company is based on the information contained in the Amendment No. 1 to Schedule 13D dated April 20, 1987 filed by the persons and entities identified below, which reports the following ownership of the Common Stock:


NAME                                      COMMON SHARES    PERCENTAGES
Allen & Company                              165,000           4.2
American Diversified Enterprises, Inc.       232,500           5.9
Herbert Anthony Allen, Susan Kathleen
 Wilson and Herbert Allen as Successor
 Trustees of Trust created by Herbert
 Allen pursuant to Agreement dated
 12/1/64                                      47,917           1.2
Terry Allen Kramer and Irwin H. Kramer,
 as Trustees U/A for Issuer of Terry
 Allen Kramer pursuant to Agreement
 dated 4/5/63                                 70,000           1.8
Toni Allen Goutal                             55,500           1.4
Angela Frances Allen Kramer                   43,700           1.1
Nathaniel Charles Allen Kramer                56,000           1.4
Bruce Allen                                   20,000            .5
C. Robert Allen, IV                            5,000            .1
John Godwin Allen                              5,000            .1
Luke Andrew Allen                              5,000            .1
Thaddeus Mack Allen                            5,000            .1
Evelyn Henry                                  52,000           1.3
Marjorie Bisgood                              59,500           1.5
Bradley Roberts                                2,083             *



* Less than .1%

(2) International Hydrocarbons is a wholly-owned subsidiary of NWO. Mr. Blue is president and a director of International Hydrocarbons. He is also president and a director of NWO. Cordillera Corporation
    ("Cordillera"), of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.

(3) Director of the Company

(4) Does not include shares owned by International Hydrocarbons.
    International Hydrocarbons is a wholly-owned subsidiary of NWO.
    Mr. Blue is president and a director of both International Hydrocarbons and NWO. Cordillera, of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NWO LINE OF CREDIT


     The Company has a $2,000,000 line of credit with NWO, the parent company of International Hydrocarbons, the Company's principal stockholder. The line of credit is secured by the Company's Prinos Interest. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. During the first half of fiscal year 1995 the Company had no resources to maintain interest payments under the line of credit. Accordingly, the Company has entered into a Modification Agreement with NWO, modifying the existing line of credit arrangement between the Company and NWO. SEE "BUSINESS OF THE COMPANY-NWO LINE OF CREDIT." On November 30, 1995 the Company paid NWO $610,522.
$92,402 was applied to accrued interest and $518,120 was applied to the loan leaving an outstanding loan balance of $1,481,880.


Cordillera is a stockholder of NWO holding 60.667% of Class B common stock. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

MANAGEMENT AGREEMENTS

     The Company has a cost sharing arrangement under which it provides management services to Cordillera and to San Miguel Valley Corporation
(SMVC), an affiliate of Cordillera, pursuant to agreements providing for reimbursement of costs for actual time and expenses incurred on Cordillera and SMVC activities. In 1995, 1994, and 1993, such reimbursements amount to approximately $274,000, $231,000 and $287,000, respectively, which have been included as other revenue in the accompanying statements of operations. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

OFFICER FEES

     Mr. Blue receives officers' fees of $5,000 per month for his services as Chairman of the Board and Chief Executive Officer of the Company. Mr. Blue is president and a director of International Hydrocarbons, the Company's principal stockholder, and its parent, NWO. Cordillera, of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.

EMPLOYEE BENEFIT PLANS

     Cordillera has a defined contribution pension plan covering all qualified employees of the Company. Contributions to the plan are based on a percentage of employee compensation ranging from 6% to 11.7%. During 1995, 1994, and 1993, the Company recorded $27,038, $24,607, and $25,270, respectively, as pension expense under this plan. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

LEASE OF CORPORATE HEADQUARTERS

     The Company leases 2,562 square feet of space in an office building
located at 5000 South Quebec Street, Denver, Colorado.   The building is
owned by Sorrento West Properties, Inc., a company indirectly owned and controlled by Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, and his family. Rent payments for 1995 were $32,998. Future lease payments are estimated to be $27,000 for 1996 and $29,000 for 1997. These lease payments include adjustments for the Company's proportionate share of operating expenses. The Company believes that, with respect to the lease of its corporate headquarters, it obtained terms no less favorable than what could have been obtained from unrelated parties in arms-length transactions.

                INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 145 of the Delaware General Corporate Law and the Company's Certificate of Incorporation, the Company's directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          RIGHTS AND LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Salt Lake City, Utah.

                                  EXPERTS

     The consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994 and the consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended March 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the aforementioned financial statements contains two explanatory paragraphs. The first explanatory paragraph states that the Company's inability to generate sufficient cash flow to sustain operations and service its debt raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The second explanatory paragraph states the Company has commenced legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of a license agreement with the Greek government before a recent amendment. The working interest owner who has the contractual obligation to the Company for its Prinos Interest has ceased remitting payments to the Company and has filed a counterclaim. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability or loss that may result upon adjudication has been recognized in the consolidated financial statements.

[KPMG LOGO]

The Global Leader













                        OCEANIC EXPLORATION COMPANY
                             AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1995 AND 1994


                (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                       INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND STOCKHOLDERS
OCEANIC EXPLORATION COMPANY:


We have audited the accompanying consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly the financial position of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Oceanic Exploration Company and subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's inability to generate sufficient cash flow to sustain operations and service its debt raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also disclosed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has commenced legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its 15% net profits interest in an oil and gas property offshore Greece be calculated based on the terms of a license agreement with the Greek government before a recent amendment. The working interest owner who has the contractual obligation to the Company for its 15% net profits interest has ceased remitting payments to the Company and has filed a counterclaim. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability or loss that may result upon adjudication has been recognized in the accompanying consolidated financial statements.

                                 KPMG Peat Marwick LLP

Denver, Colorado
May 31, 1995

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 1995 AND 1994
-------------------------------------------------------------------------------

ASSETS                                                 1995            1994
------                                             ------------     -----------
Cash                                               $    154,628          48,928

Receivables:
  Federal income tax                                        -             4,125
  Affiliates                                              2,237           7,264
  Other                                                   9,633             777
                                                   ------------     -----------
                                                         11,870          12,166

Prepaid expenses                                          4,347           2,235

Restricted cash                                          15,629          15,171
                                                   ------------     -----------

    Total current assets                                186,474          78,500
                                                   ------------     -----------

Oil and gas property interests, full-cost
  method of accounting - Greece (note 2)             39,000,000      39,000,000
  Less accumulated amortization, depreciation,
    and valuation allowance                         (37,629,909)    (37,396,220)
                                                   ------------     -----------
                                                      1,370,091       1,603,780
                                                   ------------     -----------

Other assets                                                757           1,325
                                                   ------------     -----------

                                                   $  1,557,322       1,683,605
                                                   ------------     -----------
                                                   ------------     -----------

                                                                    (Continued)

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED

-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT                   1995             1994
-------------------------------------               -----------      ----------
Current liabilities:
  Notes payable to affiliate (notes 1 and 2)        $ 2,000,000             -
  Accounts payable                                      181,879          61,894
  Accounts payable to affiliates                         60,000          60,000
  United Kingdom taxes payable, including
     accrued interest                                   408,958         355,303
  Accrued expenses (note 6)                              90,487         103,303
                                                    -----------      ----------
    Total current liabilities                         2,741,324         580,500
                                                    -----------      ----------

Note payable to affiliate (note 2)                          -         1,400,000

Deferred income taxes                                   808,062         885,334

Other noncurrent liabilities                             15,217          28,450
                                                    -----------      ----------

    Total liabilities                                 3,564,603       2,894,284
                                                    -----------      ----------
Stockholders' deficit (note 5):
  Common stock, $.0625 par value.  Authorized
    12,000,000 shares; issued and outstanding
    3,915,154 shares                                    244,697         244,697
  Capital in excess of par value                          6,665           6,665
  Accumulated deficit                                (2,258,643)     (1,462,041)
                                                    -----------      ----------

    Total stockholders' deficit                      (2,007,281)     (1,210,679)
                                                    -----------      ----------

Commitments and contingencies (notes 1, 3 and 6)
                                                    $ 1,557,322       1,683,605
                                                   ------------     -----------
                                                   ------------     -----------

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

YEARS ENDED MARCH 31, 1995, 1994, AND 1993
-----------------------------------------------------------------------------

                                                1995          1994          1993
                                             -----------   ----------   ----------
Revenue:
  Oil and gas sales - Greece (note 3)        $     -          573,100    4,523,500
  Other (note 6)                                 321,495      262,229      444,065
                                             -----------   ----------   ----------
                                                 321,495      835,329    4,967,565
                                             -----------   ----------   ----------
Costs and expenses:
  Interest and financing costs                   150,164      112,028      155,769
  Exploration expenses                           181,566      213,115      220,935
  Amortization and depreciation                  233,689      244,630      678,519
  General and administrative                     629,950      583,531      573,814
                                             -----------   ----------   ----------
                                               1,195,369    1,153,304    1,629,037
                                             -----------   ----------   ----------
    Income (loss) before income taxes           (873,874)    (317,975)   3,338,528
Income tax (benefit) expense (note 4)            (77,272)     130,771    1,827,185
                                             -----------   ----------   ----------
    Net income (loss)                           (796,602)    (448,746)   1,511,343
Accumulated deficit at beginning of year      (1,462,041)  (1,013,295)  (2,524,638)
                                             -----------   ----------   ----------
Accumulated deficit at end of year           $(2,258,643)  (1,462,041)  (1,013,295)
                                             -----------   ----------   ----------
                                             -----------   ----------   ----------
Income (loss) per common share                  $(.20)        (.11)         .39
                                                -----         ----          ---
                                                -----         ----          ---
Number of common shares outstanding            3,915,154    3,915,154    3,915,154
                                             -----------   ----------   ----------
                                             -----------   ----------   ----------

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 1995, 1994, AND 1993
-----------------------------------------------------------------------------

                                                    1995        1994        1993
                                                 ---------    --------   ----------
Cash flows from operating activities:
  Net income (loss)                              $(796,602)   (448,746)   1,511,343
  Adjustments to reconcile net income (loss)
   to net cash (used in) provided by
   operating activities:
    Amortization and depreciation                  233,689     244,630      678,519
    Deferred income tax benefit                    (77,272)    (78,332)    (425,000)
    Decrease in receivables                            296      23,699       17,257
    (Increase) decrease in restricted cash            (458)       (280)     198,673
    (Increase) decrease in prepaid expenses
     and other assets                               (1,544)        456          442
    Increase (decrease) in accounts payable        119,985    (304,487)     221,011
    Decrease in accounts payable to affiliates         -           -       (172,432)
    Increase (decrease) in United Kingdom
     taxes payable, including accrued interest
     payable, and accrued expenses                  40,839      13,285      (36,828)
    Decrease in other noncurrent liabilities       (13,233)    (11,506)     (40,644)
                                                 ---------    --------   ----------
      Net cash (used in) provided by operating
       activities                                 (494,300)   (561,281)   1,952,341
                                                 ---------    --------   ----------
Cash flows from financing activities:
  Principal payments on primary bank loan              -           -     (2,002,534)
  Borrowings from (repayments to) affiliate, net   600,000     (55,000)     650,000
                                                 ---------    --------   ----------
      Net cash provided by (used in)financing
       activities                                  600,000     (55,000)  (1,352,534)
                                                 ---------    --------   ----------
      Net increase (decrease) in cash              105,700    (616,281)     599,807
Cash at beginning of year                           48,928     665,209       65,402
                                                 ---------    --------   ----------
Cash at end of year                              $ 154,628      48,928      665,209
                                                 ---------    --------   ----------
                                                 ---------    --------   ----------
Interest paid                                    $ 124,781      86,690      137,821
                                                 ---------    --------   ----------
                                                 ---------    --------   ----------
Federal income taxes paid (refunded)             $  (4,125)    (18,997)       6,686
                                                 ---------    --------   ----------
                                                 ---------    --------   ----------
Foreign income taxes paid                        $     -       228,100    2,245,499
                                                 ---------    --------   ----------
                                                 ---------    --------   ----------

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 1995 AND 1994
----------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  GENERAL

     Oceanic Exploration Company (the Company) is principally engaged in a worldwide search for oil and gas reserves. The Company's investment in oil and gas properties consists primarily of interests in proven reserves offshore Greece. Substantially all production from the offshore Greece property is sold 50% to the Greek national refinery and 50% to BP-France based on prices determined by reference to current world oil prices as specified by contracts signed by the operator with both customers.

     (b)  GOING CONCERN BASIS OF PRESENTATION

     The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Several factors, described below, raise substantial doubt about the ability of the Company to continue as a going concern.

     Currently, the Company's operations are not generating sufficient cash flow to fund operations and the Company's debt service. The Company has been economically dependent upon NWO Resources, Inc. (NWO). NWO is the parent corporation of the Company's majority stockholder, International Hydrocarbons. The Company required financial assistance from NWO during 1995 under a line of credit agreement (see note 2).

     Through fiscal year 1995, NWO continued to advance funds to the Company up to the limit of the line of credit agreement. NWO has no obligation or commitment to provide further financial support and recent discussions with NWO indicate that NWO is unwilling to extend further financial assistance to the Company. As of May 31, 1995, the Company is in default on the line of credit as it has not made its interest payment for May 1995. Management has entered into discussions with NWO with a view towards achieving an agreement which would defer principal and interest payments and allow the Company to finance its litigation costs and continue limited operations (see note 3). There can be no assurance that such an agreement can be reached with NWO.

     The Company will require additional funds to fund its litigation costs and continue limited operations until the pending litigation is completed or settled. Management is reviewing the Company's activities and taking actions to reduce overhead costs. The Company is also considering various options to fund its activities, which include raising additional capital, borrowing additional funds, the sale of assets, or a merger with another company. Obtaining the additional financing may be difficult and there can be no assurances that the Company will be successful in doing so.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
----------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Due to the uncertainties regarding the Company's ability to obtain additional financing and reach an agreement with NWO to defer payments due on its line of credit, there is substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     (c)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (d)  OIL AND GAS PROPERTIES

     Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration, and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

     Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves, computed using current prices and costs and a discount rate of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties.

     The Company's offshore Greece oil and gas property interests represent a 15% net profits interest in such properties. Accordingly, depletion of oil and gas properties is computed using the future net revenue method. Depletion expense for 1995 and 1994 has been calculated based on the Company's estimate of the revenue due for its net profits interest, calculated in a manner consistent with the terms of the amended license agreement (see note 3).

     Because the Company's interest in the offshore Greece oil and gas property is a net profits interest and not a working interest, the Company is only entitled to receive information regarding current monthly production quantities and net revenue. Consequently, certain reserve information regarding the operations of the property is unavailable to the Company.

     The cost of undeveloped properties is excluded from amortization pending a determination of the existence of proved reserves. Such undeveloped properties are assessed periodically for impairment. The amount of impairment, if any, is added to the costs to be amortized. At March 31, 1995 and 1994, all capitalized costs were subject to amortization.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
------------------------------------------------------------------------------

     (E)  INCOME TAXES

          The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

          Effective April 1, 1993, the Company adopted Statement 109 and has reported no effect for this change in the method of accounting for income taxes.

     (F)  INCOME (LOSS) PER SHARE

          Income (loss) per share is based on the number of common shares outstanding for the period.

     (G)  RECLASSIFICATIONS

          Certain amounts for 1994 have been reclassified to conform to the 1995 presentation.

(2)  NOTES PAYABLE

     Notes payable to affiliate represents borrowings under a line of credit with NWO. The NWO line of credit provides for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding principal balance at the greater of the U.S. bank prime lending rate or 1 3/4% above the 30-day LIBOR. Borrowings under the line of credit are secured by the Company's 15% net profits interest in the offshore Greece oil and gas property. The borrowings are secured by promissory notes payable no later than January 1, 1996. As of May 31, 1995, the Company is in default of the line of credit as it has not made its interest payment for May 1995.

(3)  OIL AND GAS SALES - GREECE

     Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provides for a sliding scale for calculating the operator's recoverable costs and expenses and for the calculation of the Greek royalty interest. The working interest owner who has the contractual obligation to the Company for the 15% net profits interest has asserted that the calculation of the amounts due to the Company should be based on the amended agreement with the Greek government. The Company disagrees with this interpretation and has commenced a legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its 15% net profits interest be calculated based on the terms of the

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
------------------------------------------------------------------------------

     license agreement before this amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus undetermined future damages. While the Company believes it has a reasonable possibility of prevailing in its action, the ultimate outcome of the matter cannot presently be determined. Accordingly, no amounts have been recorded in the accompanying financial statements for current revenues or damages, if any, that may ultimately be awarded to the Company.

     In response to the legal action commenced by the Company, the working interest owner has ceased remitting payments to the Company and has filed a counteraction seeking damages in the amount of $4,800,000 plus interest and costs, alleging the Company was overpaid for the period January 1, 1989 through December 31, 1993. As the working interest owner has ceased remitting payments to the Company for its 15% net profits interest, the Company has not recorded any revenues for Greece for the current year. While the Company also believes that it will prevail on the counterclaim, the ultimate outcome of that matter likewise cannot be determined. Accordingly, no provision for any liability or loss that may result upon final resolution of the counterclaim has been recognized in the financial statements.

(4)  INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                    YEAR ENDED MARCH 31
                                              --------------------------------
                                                1995        1994       1993
                                                ----        ----       ----
   Current:
     Foreign - Greece                       $    --      228,100    2,245,499
     U.S. federal                                --      (18,997)       6,686
                                            --------     -------    ---------
       Total current income tax expense          --      209,103    2,252,185
                                            --------     -------    ---------
   Deferred:
     Foreign - Greece                        (93,476)    (97,852)    (450,465)
     U.S. federal                             16,204      19,520       25,465
                                            --------     -------    ---------
       Total deferred income tax benefit     (77,272)    (78,332)    (425,000)
                                            --------     -------    ---------
       Total income tax (benefit) expense   $(77,272)    130,771    1,827,185
                                            --------     -------    ---------
                                            --------     -------    ---------

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
------------------------------------------------------------------------------

     The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory tax rate of 34% and the reported amount of income tax expense is as follows:

                                                   YEAR ENDED MARCH 31
                                             --------------------------------
                                               1995        1994       1993
                                               ----        ----       ----
     Computed at U.S. statutory tax rate     $    --          --     1,135,100
     Foreign - Greek income taxes, net        (93,476)    130,248    1,795,034
     Tax credit for Greek income taxes            --          --    (1,081,906)
     Other, net                                16,204         523      (21,043)
                                             --------     -------    ---------
      Income tax expense                     $(77,272)    130,771    1,827,185
                                             --------     -------    ---------
                                             --------     -------    ---------

     Greek income taxes are withheld from oil and gas revenue payments to the Company. The effective Greek income tax rate applicable to the Company's 15% net profits interest was reduced from 50% to 40% effective January 1, 1993 with respect to existing development areas. The 50% tax rate remains effective for areas outside the current development area.

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax liability at March 31, 1995 and 1994 relate to the Greece oil and gas property interest.

(5)  STOCK OPTIONS AND GRANTS

     The Company adopted an incentive plan in June 1976 which reserved 500,000 shares of common stock for stock options and 200,000 shares for stock grants to be awarded to Company officers, directors, and employees, including certain eligible consultants. At March 31, 1995, no stock options or grants were outstanding. At that date, 223,500 shares were available for future stock option awards and 115,626 shares were available for future grants.

(6)  RELATED PARTY TRANSACTIONS

     The Company provides management services under a cost sharing arrangement to Cordillera Corporation (Cordillera), the beneficial controlling shareholders of the Company, and to San Miguel Valley Corporation (SMVC), an affiliate of Cordillera, under agreements providing for reimbursement of costs for actual time and expenses incurred on Cordillera and SMVC activities. In 1995, 1994, and 1993, such reimbursements amounted to approximately $274,000, $231,000, and $287,000, respectively, which have been included as other revenue in the accompanying statements of operations.

     Cordillera has a defined contribution pension plan covering all qualified employees of the Company. Contributions to the plan are based on a percentage of employee compensation ranging from 6% to 11.7%. During 1995, 1994, and 1993, the Company recorded $27,038, $24,607, and $25,270, respectively, as pension expense under this plan.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
------------------------------------------------------------------------------

(6)  RELATED PARTY TRANSACTIONS (CONTINUED)

     The Company has a deferred compensation agreement with a former officer entitling this officer to receive $175,000 payable in a maximum of ten equal installments beginning January 1, 1988 or, if such person dies prior to receiving all installments, payable at such time to his beneficiaries to the extent of the remaining balance. Included in accrued expenses is $17,500 which is due January 1, 1996.

     In fiscal 1983, the Board of Directors authorized a bonus of $25,000 to the president of the Company, payable as cash flow permits. The president has not been paid as of March 31, 1995, and the amount is included in accrued expenses in the accompanying balance sheets.

     The Company leases 2,562 square feet of space in an office building owned by Sorrento West Properties, Inc., a company indirectly owned and controlled by an officer and director of the Company. Rent payments were $32,998 for 1995 and $32,152 for 1994. Future minimum lease payments are $27,000 for 1996 and $29,000 for 1997.

                FINANCIAL STATEMENTS - FOR THE QUARTERLY PERIOD
                           ENDED SEPTEMBER 30, 1995

                 OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

ASSETS

                                            SEPTEMBER 30,    MARCH 31,
                                               1995            1995
                                           ------------    -----------
Cash                                       $    117,540        154,628
Receivables:
  Affiliates                                      4,585          2,237
  Other                                            -             9,633
                                           ------------    -----------
                                                  4,585         11,870

Prepaid expenses                                  2,239          4,347
Restricted cash                                    -            15,629
                                           ------------    -----------
     Total current assets                       124,364        186,474
                                           ------------    -----------

Oil and gas property
  interests, full-cost method
  of accounting -- Greece                    39,000,000     39,000,000
Less accumulated amortization,
  depreciation and
  valuation allowance                       (37,766,909)   (37,629,909)
                                           ------------    -----------
                                              1,233,091      1,370,091
                                           ------------    -----------
Other assets                                        473            757
                                           ------------    -----------
                                           $  1,357,928      1,557,322
                                           ------------    -----------
                                           ------------    -----------


                                                                 (Continued)

                   OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS, CONTINUED
                                    (UNAUDITED)

LIABILITIES AND
   STOCKHOLDER'S DEFICIT

Caption>
                                            SEPTEMBER 30,    MARCH 31,
                                               1995            1995
                                           ------------    -----------
Current liabilities:
  Notes payable to affiliate (note 2)      $     49,685      2,000,000
  Accounts payable                              234,850        181,879
  Accounts payable to affiliates                 62,041         60,000
  United Kingdom taxes payable,
    including accrued interest                  408,958        408,958
  Accrued expenses                              171,904         90,487
                                           ------------    -----------
     Total current liabilities                  927,438      2,741,324
                                           ------------    -----------

Notes payable to affiliate (note 2)           2,000,000           -
Deferred income taxes (note 4)                  748,862        808,062
Other noncurrent liabilities                     16,358         15,217
                                           ------------    -----------
     Total liabilities                        3,692,658      3,564,603
                                           ------------    -----------
Stockholders' deficit:
   Common stock, $.0625 par value.
     Authorized 12,000,000 shares;
     issued and outstanding
     3,915,154 shares                           244,697        244,697
   Capital in excess of par value                 6,665          6,665
   Accumulated deficit                       (2,586,092)    (2,258,643)
                                           ------------    -----------
     Total stockholders' deficit             (2,334,730)    (2,007,281)
                                           ------------    -----------
Contingencies (note 3)
                                           $  1,357,928      1,557,322
                                           ------------    -----------
                                           ------------    -----------


See accompanying notes to consolidated financial statements.

                   OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (UNAUDITED)

                             SIX MONTHS ENDED       THREE MONTHS ENDED
                               SEPTEMBER 30,           SEPTEMBER 30,
                           ---------------------    -------------------
                              1995        1994        1995        1994
                           ---------    --------    --------    -------
Revenues:
  Oil and gas sales -
    Greece (note 3)        $    -        366,666        -       183,333
  Other                      202,243     139,357      82,079     69,263
                           ---------    --------    --------    -------
                             202,243     506,023      82,079    252,596
                           ---------    --------    --------    -------
Costs and expenses:
  Interest and
    financing costs           78,042      58,980      32,820     31,416
  Exploration
    expenses                  25,927      74,654      11,326     36,175
  Amortization and
    depreciation             137,000     160,378      68,500     80,189
  General and
    administrative           347,923     306,984     204,170    154,512
                           ---------    --------    --------    -------
                             588,892     600,996     316,816    302,292
                           ---------    --------    --------    -------
     Loss before
       income taxes         (386,649)    (94,973)   (234,737)   (49,696)
Income tax (benefit)
  expense (note 4)           (59,200)     80,196     (27,140)    40,663
                           ---------    --------    --------    -------
     Net loss              $(327,449)   (175,169)   (207,597)   (90,359)
                           ---------    --------    --------    -------
                           ---------    --------    --------    -------

Loss per common share      $    (.08)       (.04)       (.05)      (.02)
                           ---------    --------    --------    -------
                           ---------    --------    --------    -------


See accompanying notes to consolidated financial statements.

                   OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)

                                               SIX MONTHS ENDED
                                                 SEPTEMBER 30,
                                             ---------------------
                                                1995        1994
                                             ---------    --------
Cash flows from operating activities:
  Net loss                                   $(327,449)   (175,169)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
      Amortization and depreciation            137,000     160,378
      Deferred income tax benefit              (59,200)    (66,470)
      Decrease (increase) in
        receivables                              7,285    (203,435)
      Decrease (increase) in
        restricted cash                         15,629        (193)
      Decrease in prepaid expenses
        and other assets                         2,392       1,537
      Increase (decrease) in accounts
        payable and accounts
        payable to affiliates                   55,012     (20,406)
      Increase (decrease) in accrued
        expenses                                81,417      (5,127)
      Increase in other noncurrent
        liabilities                              1,141       2,133
                                             ---------    --------
        Net cash used in
          operating activities                 (86,773)   (306,752)
                                             ---------    --------
Cash flows from financing activities:
  Borrowings from affiliates                    49,685     400,000
                                             ---------    --------
        Net cash provided by financing
          activities                            49,685     400,000
                                             ---------    --------
        Net (decrease) increase in cash        (37,088)     93,248
Cash at beginning of period                    154,628      48,928
                                             ---------    --------
Cash at end of period                        $ 117,540     142,176
                                             ---------    --------
                                             ---------    --------


See accompanying notes to consolidated financial statements.

                 OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

                             SEPTEMBER 30, 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

      The consolidated balance sheet as of March 31, 1995, which has been derived from audited statements, and the unaudited interim consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Registrant believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal reoccurring accruals have been made which are necessary for the fair presentation of the periods presented. The accounting policies of the Registrant are set forth in the financial statements and notes thereto and are included in the Registrant's latest annual report on Form 10-KSB. It is suggested that these consolidated financial statements be read in conjunction with that document.

(2)  NOTES PAYABLE

      Notes payable to affiliate at September 30 and March 31, 1995 represent borrowings under a $2,000,000 line of credit established in favor of the Registrant by NWO Resources, Inc. (NWO), the parent company of International Hydrocarbons, the Registrant's majority stockholder. On September 19, 1995, the Registrant entered into a Modification Agreement with NWO, modifying the existing line of credit arrangement between the Registrant and NWO. Prior to entering into the Modification Agreement, the NWO line of credit provided for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding balance at the greater of the U.S. bank prime lending rate or 1-3/4% above the 30-day LIBOR in effect on the date of each draw against the line of credit. Draws under the line of credit are evidenced by promissory notes which were originally payable no later than January 1, 1996 with interest at annual rates of 7% to 9%. Cumulative draws on the NWO line of credit had reached $2,000,000 by February 15, 1995. The line of credit is secured by the Registrant's net earnings interest in certain oil and gas producing areas offshore Greece. At the time the Modification Agreement was entered into, the Registrant was in default under the terms of the line of credit as it had not made its interest payments for May, June, July and August 1995.

      The Modification Agreement provides as follows:

1. Except as provided below, NWO will forebear on collection until December 31, 1996 of the interest and principal on the $2,000,000 of promissory notes evidencing draws on the NWO line of credit ("Oceanic Notes") which it holds from OIPC.

2. Any monies collected by the Registrant from Denison either before or after December 31, 1996 will first be applied to paying accrued interest on the Oceanic Notes. After all accrued interest has been paid, and prior to December 31, 1996, the Registrant will be permitted to use up to $200,000 of monies collected from Denison for working capital purposes. All remaining collections from Denison will be applied first to accrued interest and then to reducing principal on the Oceanic Notes.

3. The Security Agreement between the Registrant and NWO will be amended to provide that NWO has a full security interest in all proceeds from the Registrant's lawsuit against Denison and any existing and future Registrant receivables from Denison.

4.    The interest rate on the Oceanic Notes is adjusted to 8.25%.

5. The Registrant agrees to diligently pursue its lawsuit against Denison.

6. The Registrant will use its best efforts to file a Registration Statement with the Securities and Exchange Commission with respect to the rights offering described below and use its best efforts to cause the Registration Statement to become effective by December 31, 1995.

7. In order to enable the Registrant to diligently pursue its lawsuit against Denison, NWO agrees to make advances to the Registrant for ongoing legal fees as reflected in statements received by the Registrant subsequent to August 1, 1995 in connection with the Denison litigation up to an estimated $100,000 in litigation expenses. As of September 30, 1995, the Registrant has borrowed $49,685 for legal fees. This amount is included as a current liability in the accompanying financial statements.

8. The Registrant agrees to reimburse NWO for such advances up to an estimated $100,000 together with interest thereon computed at the annual rate of 10% upon receipt of the proceeds of the rights offering or January 31, 1996, whichever occurs earlier.

(3)  OIL AND GAS SALES - GREECE

      Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provides for a sliding scale for calculating the operator's recoverable costs and expenses and for the calculation of the Greek royalty interest. Denison Mines Ltd., the working interest owner who has the contractual obligation to the Registrant for the 15% net earnings interest, has asserted that the calculation of the amounts due to the Registrant should be based on the amended agreement with the Greek government. The Registrant disagrees with this interpretation and has commenced a legal action in Canada seeking a declaration by the Court that amounts due the Registrant attributable to its 15% net earnings interest be calculated based on the terms of the license agreement before the 1993 amendment. The Registrant has filed for damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994, plus damages since that date and undetermined future damages. The Registrant estimates that damages for unpaid revenues for the period from April 1, 1994 through September 30, 1995, are approximately $7,000,000. While the Registrant believes it has a reasonable possibility of prevailing in the litigation, the ultimate outcome of the matter cannot presently be determined. Accordingly, no amounts have been recorded in the accompanying financial statements for current revenues or damages, if any, that may ultimately be awarded to the Registrant. Unpaid revenues for the net earnings interest calculated under the terms of the amended agreement are estimated at approximately $675,000 for the period from January 1, 1993 through September 30, 1995, $490,000 of which is attributable to the year ended March 31, 1995.

      In response to the legal action commenced by the Registrant, the working interest owner has ceased remitting payments to the Registrant and has filed a counteraction seeking damages in the amount of $4,747,811 plus interest and costs, alleging the Registrant was overpaid for the period January 1, 1989 through December 31, 1993. As the working interest owner has ceased remitting payments to the Registrant for its 15% net earnings interest, the Registrant has not recorded any revenues for Greece for the year ended March 31, 1995 or for the six months ended September 30, 1995. A revenue accrual had been made for the six months ended September 30, 1994 but was subsequently reversed in the financial statements for the year ended March 31, 1995. While the Registrant believes that it will prevail on the counterclaim, the ultimate outcome of that matter likewise cannot be determined. Accordingly, no provision for any liability or loss that may result upon final resolution of the counterclaim has been recognized in the financial statements.

(4)  INCOME TAXES

      Income tax expense (benefit) consists of the following:

                                          SIX MONTHS ENDED
                                   -----------------------------
                                   SEPTEMBER 30,   SEPTEMBER 30,
                                        1995           1994
                                   ------------    -------------
Current:
  Foreign - Greece                   $    -          146,666

Deferred:
  Foreign - Greece                    (59,200)       (66,470)
                                     --------        -------
    Total income tax
      (benefit) expense              $(59,200)        80,196
                                     ========        =======

-------------------------------------------------------------
-------------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY RIGHTS OFFERING
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN
THE COMMON SHARES OFFERED BY THIS PROSPECTUS.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY COMMON SHARES IN ANY
CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE
INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO ITS DATE.

                   _________________

                   TABLE OF CONTENTS

PROSPECTUS SUMMARY .....................................  3
AVAILABLE INFORMATION ..................................  5
RISK FACTORS ...........................................  6
PLAN OF DISTRIBUTION - RIGHTS OFFERING ................. 10
USE OF PROCEEDS ........................................ 15
DETERMINATION OF OFFERING PRICE ........................ 16
BUSINESS OF THE COMPANY ................................ 16
LEGAL PROCEEDINGS ...................................... 22
MARKET FOR COMMON EQUITY ............................... 24
CAPITALIZATION ......................................... 25
DIVIDENDS .............................................. 26
AVAILABILITY OF OIL AND GAS RESERVE INFORMATION ........ 26
OIL AND GAS REVENUE AND COST INFORMATION ............... 27
SELECTED FINANCIAL DATA ................................ 28
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS ................... 29
DESCRIPTION OF CAPITAL STOCK ........................... 33
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY ........ 35
EXECUTIVE COMPENSATION ................................. 36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT ............................................ 38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ......... 41
INDEMNIFICATION OF OFFICERS AND DIRECTORS .............. 42
RIGHTS AND LEGAL MATTERS ............................... 43
EXPERTS ................................................ 43


                     RIGHTS OFFERING

                     6,001,000 Shares

                OCEANIC EXPLORATION COMPANY

                       Common Stock

                     $.0625 par value

                    ____________________

                         PROSPECTUS
                    ____________________


                      December 8, 1995





-------------------------------------------------------------
-------------------------------------------------------------

             PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this Rights Offering, other than underwriting discounts and commissions, are set forth below:

     Securities and Exchange Commission filing fee. . . . . . . . .  $   207
     Blue Sky fees and expenses . . . . . . . . . . . . . . . . . .    1,000
     Accounting fees and expenses . . . . . . . . . . . . . . . . .   15,000
     Legal fees and expenses. . . . . . . . . . . . . . . . . . . .   40,000
     Transfer agent and registrar fees and expenses . . . . . . . .    1,000
     Printing and electronic transmission expenses. . . . . . . . .    9,000
     Postage. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,000
     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .    2,793
                                                                     -------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $70,000
                                                                     -------
                                                                     -------

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 22, 1995, International Hydrocarbons agreed to purchase the unsubscribed for shares of Additional Common Stock in the Rights Offering. The Company believes that the commitment of International Hydrocarbons was a private transaction exempt from Section 5 of the Securities Act pursuant to
Section 4(2). Upon obtaining the commitment of International Hydrocarbons on August 22, 1995, the private transaction was consummated. After obtaining the commitment of International Hydrocarbons, the Board of Directors, on October 2, 1995, authorized the Company to proceed with the Rights Offering.

     The Company has not sold any other securities within the past three years without registration under the Securities Act of 1933.

Item 27.   EXHIBITS

 EXHIBIT NUMBER

 4   Form of Subscription Agreement.*

 5   Opinion of Ballard Spahr Andrews & Ingersoll.*

 3.1 Restated Certificate of Incorporation of Oceanic Exploration
     Company, filed August 4, 1969.(1)

 3.2 Certificate of Increase, filed July 26, 1971.(1)

 3.3 Certificate of Amendment, filed July 26, 1971.(1)

 3.4 Certificate of Correction, filed August 20, 1971.(1)

 3.5 Second Certificate of Correction, filed February 22, 1972.(1)

 3.6 Certificate of Amendment, filed February 22, 1972.(1)

 3.7 Certificate of Determination of Preferences, dated April 27, 1972.(1)

 3.8 Tenth Amended Bylaws of Oceanic Exploration Company adopted by the Board of Directors on November 6, 1981.(2)

10.1 Memorandum of Agreement dated June 30, 1976 between Oceanic
     Exploration Company and Denison Mines Limited.(3)

10.2 Letter Agreement dated July 28, 1976 amending Agreement of
     June 30, 1976.(3)

--------------------
*    Attached hereto.

(1) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1980.

(2) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Form 8 (Amendment No. 1 to Report on Form 10-K for the period ended September 30, 1981,) dated June 1, 1982.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1976.

EXHIBIT NUMBER
--------------
10.3    Memorandum of Agreement, dated August 27, 1976 amending
        Agreement of June 30, 1976.(3)

10.4    Oil Payment and Net Earnings Interest Agreement, dated
        August 30, 1976.**

10.5 Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22,
        1989.(4)

10.6    Letter Agreement with Enterprise Oil Exploration Limited and
        NMX Resources (Overseas) Limited dated September 22,
        1989.(4)

10.7    Letter of Indemnification with Enterprise Oil Exploration
        Limited and NMX Resources (Overseas) Limited dated September
        22, 1989.(4)

10.8    Agreement for Study and Petroleum Evaluation of the South
        East Area of Bolivia, dated May 11, 1992.**

10.9    Management Agreement with Cordillera Corporation dated
        January 1, 1990.(4)

10.10 Management Agreement with San Miguel Valley Corporation dated January 1, 1990.(4)

10.11   Office Building Lease with Sorrento West Properties,
        Inc. dated March 1, 1991.(4)

10.12   Addendum to Office Building Lease dated March 1,
        1994.(4)

10.13   Promissory Note with NWO dated June 15, 1994.(4)

10.14   Promissory Note with NWO dated July 18, 1994.(4)

10.15   Security Agreement in favor of NWO dated July 27,
        1994.(4)

--------------------

**   Previously filed.


(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-K for the period ended September 30, 1976.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-KSB for the period ended March 31, 1995.

EXHIBIT NUMBER
--------------
10.16   Promissory Note with NWO dated September 22, 1994.(4)

10.17   Promissory Note with NWO dated December 15, 1994.(4)

10.18   Promissory Note with NWO dated January 1, 1995.(4)

10.19   Promissory Note with NWO dated February 15, 1995.(4)

10.20   Modification Agreement with NWO dated September 19,
        1995.**

10.21   First Amendment to Security Agreement with NWO dated
        September 19, 1995.**

10.22   Letter dated August 22, 1995 from International
        Hydrocarbons regarding purchase of unsubscribed stock in rights offering.**

23.1    Consent of KPMG Peat Marwick LLP.*

23.2 Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5).

23.3    Consent of Osler, Hoskin & Harcourt.*

24      Power of Attorney **

------------------

*    Attached hereto.

**   Previously filed.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-KSB for the period ended March 31, 1995.

Item 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to its Certificate of Incorporation, as amended, its Bylaws, as amended or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section
          10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4) To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer and the number of shares of Common Stock acquired by International Hydrocarbons. If International Hydrocarbons makes any subsequent public offering of the Common Stock registered under this Registration Statement, the Company will file a post-effective amendment to state the terms of such offering.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 1995.

                                      OCEANIC EXPLORATION COMPANY


                                      By: /s/ Charles N. Haas
                                          -------------------------------
                                          Charles N. Haas
                                          President



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date stated.

SIGNATURE                                   TITLE                  DATE
---------                                   -----                  ----

/s/ Charles N. Haas                President and Director    December 8, 1995
-------------------------------    (Principal Executive
Charles N. Haas                    Officer)


/s/ Diana J. Peters                Treasurer (Principal      December 8, 1995
-------------------------------    Financial Officer and
Diana J. Peters                    Principal Accounting
                                   Officer)


/s/ Charles N. Haas                Chairman of the Board    December 8, 1995
-------------------------------    of Directors and Chief
James N. Blue, by Charles N.       Executive Officer
Haas, Attorney-in-Fact


/s/ Charles N. Haas                Vice President-          December 8, 1995
-------------------------------    International
John L. Redmond, by Charles N.     Exploration and
Haas, Attorney-in-Fact             Director


/s/ Charles N. Haas                Director                 December 8, 1995
-------------------------------
Sidney H. Stires, by Charles N.
Haas, Attorney-in-Fact

/s/ Charles N. Haas                Director                 December 8, 1995
-------------------------------
Gene E. Burke, M.D., by Charles
N. Haas, Attorney-in-Fact

                          EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
 4    Form of Subscription Agreement.*

 5    Opinion of Ballard Spahr Andrews & Ingersoll.*

 3.1 Restated Certificate of Incorporation of Oceanic Exploration Company, filed August 4, 1969.(1)

 3.2  Certificate of Increase, filed July 26, 1971.(1)

 3.3  Certificate of Amendment, filed July 26, 1971.(1)

 3.4  Certificate of Correction, filed August 20, 1971.(1)

 3.5  Second Certificate of Correction, filed February 22,
      1972.(1)

 3.6  Certificate of Amendment, filed February 22, 1972.(1)

 3.7  Certificate of Determination of Preferences, dated April 27,
      1972.(1)

 3.89 Tenth Amended Bylaws of Oceanic Exploration Company adopted by the Board of Directors on November 6, 1981.(2)

10.1  Memorandum of Agreement dated June 30, 1976 between
      Oceanic Exploration Company and Denison Mines Limited.(3)

------------
*    Attached hereto.

(1) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1980.

(2) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Form 8 (Amendment No. 1 to Report on Form 10-K for the period ended September 30,
     1981) dated June 1, 1982.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-K for the period ended September 30, 1976.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
10.2 Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976.(3)

10.3  Memorandum of Agreement, dated August 27, 1976
      amending Agreement of June 30, 1976.(3)


10.4 Oil Payment and Net Earnings Interest Agreement, dated August 30, 1976.**


10.5 Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated
      September 22, 1989.(4)

10.6 Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated
      September 22, 1989.(4)

10.7  Letter of Indemnification with Enterprise Oil Exploration
      Limited and NMX Resources (Overseas) Limited dated
      September 22, 1989.(4)


10.8  Agreement for Study and Petroleum Evaluation of the
      South East Area of Bolivia, dated May 11, 1992.**


10.9 Management Agreement with Cordillera Corporation dated January 1, 1990.(4)

10.10 Management Agreement with San Miguel Valley Corporation dated January 1, 1990.(4)

10.11 Office Building Lease with Sorrento West Properties, Inc.
      dated March 1, 1991.(4)


------------
**   Previously filed.


(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-K for the period ended September 30, 1976.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-KSB for the period ended March 31, 1995.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
10.12 Addendum to Office Building Lease dated March 1,
      1994.(4)

10.13 Promissory Note with NWO dated
      June 15, 1994.(4)

10.14 Promissory Note with NWO dated
      July 18, 1994.(4)

10.15 Security Agreement in favor of NWO dated July 27, 1994.(4)

10.16 Promissory Note with NWO
      dated September 22, 1994.(4)

10.17 Promissory Note with NWO
      dated December 15, 1994.(4)

10.18 Promissory Note with NWO
      dated January 1, 1995.(4)

10.19 Promissory Note with NWO
      dated February 15, 1995.(4)


10.20 Modification Agreement with NWO
      dated September 19, 1995.**

10.21 First Amendment to Security Agreement with NWO dated September 19, 1995.**

10.22 Letter dated August 22, 1995 from International
      Hydrocarbons regarding purchase of unsubscribed stock in rights offering.**



------------
**   Previously filed.


(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form
     10-KSB for the period ended March 31, 1995.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------

23.1 Consent of KPMG Peat Marwick LLP.*


23.2 Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5).

23.3 Consent of Osler, Hoskin & Harcourt.*

24   Power of Attorney **


------------
*    Attached hereto.


**   Previously filed.